Exhibit 10.3

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

In re: SAEXPLORATION HOLDINGS, INC., et al., Debtors. [1]	§ § § § § § §	Chapter 11 Case No. 20-34306 (MI) (Jointly Administered)

DEBTORS’ SECOND AMENDED CHAPTER 11 PLAN OF REORGANIZATION

PORTER HEDGES LLP John F. Higgins (TX 09597500) Eric M. English (TX 24062714) M. Shane Johnson (TX 24083263) Megan Young-John (TX 24088700) 1000 Main Street, 36th Floor Houston, Texas 77002
ATTORNEYS FOR THE DEBTORS Dated: November 1, 2020

[1]

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, as applicable, are as follows: SAExploration Holdings, Inc. (7100), SAExploration Sub, Inc. (8859), SAExploration, Inc. (9022), SAExploration Seismic Services (US), LLC

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW		1

A.	Defined Terms	1
B.	Rules of Interpretation	15
C.	Computation of Time	15
D.	Governing Law	16
E.	Reference to Monetary Figures	16
F.	Reference to the Debtors or the Reorganized Debtors	16
G.	Controlling Document	16

ARTICLE II. ADMINISTRATIVE CLAIMS, PROFESSIONAL FEE CLAIMS, AND PRIORITY CLAIMS		16

A.	Administrative Claims	16
B.	Professional Compensation	17
C.	Priority Tax Claims	18
D.	Statutory Fees	18

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		18

A.	Summary of Classification	18
B.	Treatment of Claims and Interests	19
C.	Special Provision Governing Unimpaired Claims	23
D.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	24
E.	Elimination of Vacant Classes	24
F.	Voting Classes; Deemed Acceptance by Non-Voting Classes	24
G.	Subordinated Claims	24

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN		24

A.	Restructuring Transactions	24
B.	Sources of Consideration for Plan Distributions	25
C.	Corporate Existence	27
D.	Vesting of Assets in the Reorganized Debtors	27
E.	Cancellation of Existing Securities	28
F.	Corporate Action	29
G.	New Organizational Documents	29
H.	Directors and Officers of the Reorganized Debtors	29
I.	Rights Offering	30
J.	Effectuating Documents; Further Transactions	30
K.	Exemption from Certain Taxes and Fees	31
L.	Preservation of Causes of Action	31
M.	Director and Officer Liability Insurance	32
N.	Management Incentive Plan	32
O.	Employee Benefits	32
P.	Restructuring Expenses	32

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		33

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	33

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B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	33
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	34
D.	Insurance Policies	35
E.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	35
F.	Reservation of Rights	35
G.	Nonoccurrence of Effective Date	35
H.	Contracts and Leases Entered into After the Petition Date	35

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS		36

A.	Timing and Calculation of Amounts to Be Distributed	36
B.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	36
C.	Securities Registration Exemption	38
D.	Compliance with Tax Requirements	39
E.	Allocations	39
F.	No Postpetition Interest on Claims	39
G.	Setoffs and Recoupment	39

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		39

A.	Allowance of Claims	39
B.	Claims and Interests Administration Responsibilities	40
C.	Estimation of Claims	40
D.	Adjustment to Claims Without Objection	40
E.	Disputed Claims Reserve	40
F.	Time to File Objections to Claims	41
G.	Disallowance of Claims	41
H.	Amendments to Claims	41
I.	No Distributions Pending Allowance	41
J.	Distributions After Allowance	41

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		42

A.	Compromise and Settlement of Claims, Interests, and Controversies	42
B.	Discharge of Claims and Termination of Interests	43
C.	Term of Injunctions or Stays	43
D.	Release of Liens	43
E.	Releases by the Debtors	44
F.	Releases by Holders of Claims and Interests	45
G.	Exculpation	46
H.	Injunction	46
I.	Protection Against Discriminatory Treatment	47
J.	Recoupment	47
K.	Subordination Rights	47
L.	Reimbursement or Contribution	47

ARTICLE IX. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		48

A.	Conditions Precedent to the Confirmation Date	48
B.	Conditions Precedent to the Effective Date	48

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C.	Waiver of Conditions	50
D.	Substantial Consummation	50
E.	Effect of Non-Occurrence of Conditions to the Confirmation Date or the Effective Date	50

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		50

A.	Modification and Amendments	50
B.	Effect of Confirmation on Modifications	50
C.	Revocation or Withdrawal of the Plan	50

ARTICLE XI. RETENTION OF JURISDICTION		51

ARTICLE XII. MISCELLANEOUS PROVISIONS		53

A.	Immediate Binding Effect	53
B.	Additional Documents	53
C.	Dissolution of the Creditors’ Committee	53
D.	Reservation of Rights	53
E.	Successors and Assigns	54
F.	Service of Documents	54
G.	Term of Injunctions or Stays	54
H.	Entire Agreement	54
I.	Exhibits	55
J.	Nonseverability of Plan Provisions	55
K.	Votes Solicited in Good Faith	55
L.	Closing of Chapter 11 Cases	55
M.	Waiver or Estoppel	55

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INTRODUCTION

SAExploration Holdings, Inc. and its Debtor affiliates, as Debtors and debtors in possession, propose this plan of reorganization for the resolution of outstanding Claims against, and Interests in, the Debtors. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in Article I.A hereof. Holders of Claims and Interests should refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, and projections of future operations, as well as a summary and description of the Plan. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS AND INTERESTS, TO THE EXTENT APPLICABLE,

ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT

IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms

As used in the Plan, capitalized terms have the meanings set forth below.

1.    “Administrative Claim” means a Claim for costs and expenses of administration of the Debtors’ Estates pursuant to sections 503(b), 507(a)(2), or 507(b) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Professional Fee Claims; and (c) all Allowed requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code.

2.    “Administrative Claims Bar Date” means the deadline for Filing requests for payment of Administrative Claims, which: (a) with respect to Administrative Claims other than Professional Fee Claims, shall be 30 days after the Effective Date; and (b) with respect to Professional Fee Claims, shall be 45 days after the Effective Date.

3.    “Affiliate” shall have the meaning set forth in section 101(2) of the Bankruptcy Code.

4.    “Agents” means the Prepetition Credit Agreement Agent, the Prepetition Term Loan Agent and the Prepetition Trustee.

5.    “Allowed” means with respect to any Claim against a Debtor, except as otherwise provided herein: (a) a Claim that is evidenced by a Proof of Claim or request for payment of an Administrative Claim Filed by the Claims Bar Date, Administrative Claims Bar Date, Governmental Bar Date, or deadline for Filing Proofs of Claim based on the Debtors’ rejection of the Executory Contracts or Unexpired Leases, as applicable (or for which Claim under the Plan, under the Bankruptcy Code, or pursuant to a Final Order a Proof of Claim is not or shall not be required to be Filed); (b) a Claim that is listed in the Schedules as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim, as applicable, has been timely Filed; or (c) a Claim Allowed pursuant to the Plan or a Final Order of the Court; provided that with respect to a Claim described in clauses (a) and (b) above, such Claim shall be considered Allowed only if and to the extent that with respect to such Claim no objection to the allowance thereof has been interposed and the applicable period of time fixed by the Plan to File an objection has passed, or such an objection is so interposed and the Claim, as applicable, shall have been Allowed by a Final Order. Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no Proof of Claim is or has been timely Filed, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Court. Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes such Debtor or Reorganized Debtor, as applicable. For the avoidance of doubt, a Proof of Claim or request for payment of an Administrative Claim Filed after the Administrative Claims Bar Date shall not be Allowed for any purposes whatsoever absent entry of a Final Order allowing such late-filed Claim. “Allow” and “Allowing” shall have correlative meanings.

6.    “Avoidance Actions” means any and all actual or potential Claims and Causes of Action to avoid a transfer of property or an obligation incurred by the Debtors arising under chapter 5 of the Bankruptcy Code, including sections 544, 545, 547 through 553, and 724(a) of the Bankruptcy Code or under similar or related state or federal statutes and common law, including fraudulent transfer laws.

7.    “Backstop Agreement” means that certain Backstop Commitment Agreement, dated as of August 27, 2020, between the Debtors and the First Lien Exit Facility Commitment Parties, which is attached to the Restructuring Support Agreement as Exhibit I, as the same may be amended, restated, or otherwise modified in accordance with its terms.

8.    “Bankruptcy Code” means title 11 of the United States Code, as amended and in effect during the pendency of the Chapter 11 Cases.

9.    “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Court other than the Local Rules.

10.    “Bar Date Order” means the Order (I) Setting Bar Dates for Filing Proofs of Claim, including Requests for Payment under Section 503(b)(9), (II) Establishing Amended Schedules Bar Date and Rejection Damages Bar Date, (III) Approving the Form of and Manner for Filings Proofs of Claim, including Section 503(b)(9) Requests, and (IV) Approving Notice of Bar Dates [Docket No. 166].

11.    “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

12.    “Cash” means the legal tender of the United States of America or the equivalent thereof.

13.    “Cash Collateral” shall have the meaning set forth in section 363(a) of the Bankruptcy Code.

14.    “Cash Collateral Orders” means, collectively, the orders entered by the Court authorizing the Debtors to, on an interim and a final basis, use Cash Collateral.

15.    “Causes of Action” means any action, claim, cause of action, controversy, demand, right, action, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, whether known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, Secured or Unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law, or in equity or pursuant to any other theory of law. For the avoidance of doubt, a “Cause of Action” includes: (a) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any Claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress, and usury; and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state or foreign law fraudulent transfer or similar claim.

16.    “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Court and (b) when used with reference to all of the Debtors, the procedurally consolidated and jointly administered chapter 11 cases pending for the Debtors in the Court.

17.    “Claim” shall have the meaning set forth in section 101(5) of the Bankruptcy Code.

18.    “Claims Bar Date” means October 14, 2020 at 11:59 p.m. (prevailing Central Time), established pursuant to the Bar Date Order as the date that Claims other than Administrative Claims and Claims held by Governmental Units must be Filed.

19.    “Claims Objection Deadline” means the deadline for objecting to a Claim against a Debtor, which shall be on the date that is the later of (a) one year after the Effective Date and (b) such other period of limitation as may be fixed by an order of the Court for objecting to such Claims or agreed to by the Reorganized Debtors and the claimant.

20.    “Claims Register” means the official register of Claims against and Interests in the Debtors maintained by the Notice and Claims Agent.

21.    “Class” means a category of Claims against or Interests in the Debtors as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

22.    “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases.

23.    “Confirmation Date” means the date upon which the Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

24.    “Confirmation Hearing” means the hearing or hearings held by the Court to consider Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code.

25.    “Confirmation Order” means the order of the Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

26.    “Consenting Convertible Noteholders” means the Prepetition Convertible Noteholders that are party to the Restructuring Support Agreement.

27.    “Consenting Credit Agreement Lenders” means the Prepetition Credit Agreement Lenders that are party to the Restructuring Support Agreement.

28.     “Consenting Creditors” means the Consenting Credit Agreement Lenders, the Consenting Term Loan Lenders and the Consenting Convertible Noteholders.

29.    “Consenting Creditors Fees” means, to the extent not previously paid pursuant to the Cash Collateral Orders or other order of the Court, the reasonable and documented out of pocket fees and expenses of the Consenting Creditors Professionals incurred through and including the Effective Date.

30.    “Consenting Creditors Professionals” means Paul, Weiss, Rifkind, Wharton & Garrison LLP and Rapp & Krock, PC, as counsel to certain of the Consenting Creditors and First Lien Exit Facility Commitment Parties.

31.    “Consenting Term Loan Lenders” means the Prepetition Term Loan Lenders that are party to the Restructuring Support Agreement.

32.    “Consummation” means the occurrence of the Effective Date.

33.    “Convertible Notes Claims” means Claims against the Debtors arising under the Prepetition Indenture and the Prepetition Convertible Notes.

34.    “Court” means the United States Bankruptcy Court for the Southern District of Texas having jurisdiction over the Chapter 11 Cases, and, to the extent of the withdrawal of any reference under 28 U.S.C. § 157 and/or the General Order of the District Court pursuant to 28 U.S.C. § 151, the United States District Court for the Southern District of Texas.

35.    “Creditors’ Committee” means the official committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code, if any such committee is appointed.

36.    “Credit Agreement Claims” means, collectively, Claims against the Debtors arising under the Prepetition Credit Agreement.

37.    “Cure Claim” means a monetary Claim based upon a Debtor’s defaults under an Executory Contract or Unexpired Lease at the time such contract or lease is assumed by the Debtor pursuant to section 365 of the Bankruptcy Code.

38.    “Cure Notice” means a notice of a proposed amount to be paid on account of a Cure Claim in connection with an Executory Contract or Unexpired Lease to be assumed or assumed and assigned under the Plan pursuant to section 365 of the Bankruptcy Code, which notice shall include (a) procedures for objecting to proposed assumptions or assumptions and assignments of Executory Contracts and Unexpired Leases, (b) Cure Claims proposed to be paid in connection therewith, and (c) procedures for resolution by the Court of any related disputes.

39.    “D&O Liability Insurance Policies” means all unexpired directors’, managers’, and officers’ liability insurance policies (including any “tail policy”) of any of the Debtors with respect to directors, managers, officers, and employees of the Debtors.

40.    “Debtors” means, collectively, the following: SAExploration Holdings, Inc., SAExploration Sub, Inc., SAExploration, Inc., SAExploration Seismic Services (US), LLC, and NES, LLC.

41.    “Definitive Documentation” means the definitive documents and agreements governing the Restructuring Transactions and shall include, without limitation: (a) the Restructuring Support Agreement and all exhibits thereto; (b) the Plan (including the Plan Supplement and all exhibits thereto, including, without limitation, the New Organizational Documents) and the Confirmation Order; (c) the Disclosure Statement; (d) the motion to approve the Disclosure Statement, the order approving the Disclosure Statement, and the solicitation materials with respect to the Plan; (e) the First Lien Exit Facility and the First Lien Exit Facility Documents; (f) the Second Lien Exit Facility and the Second Lien Exit Facility Documents; (g) the Backstop Agreement and the Rights Offering Procedures; (h) the motion seeking approval by the Court of the Backstop Agreement and the order of the Court approving the

Backstop Agreement; (i) the motion seeking authority for the Debtors to use the Cash Collateral of the Prepetition Credit Agreement Lenders, Prepetition Term Loan Lenders and the Prepetition Convertible Noteholders, and the Cash Collateral Orders; (j) the first day motions, second day motions, and orders of the Court approving any first day motions or second day motions; and (k) any other documents, instruments, schedules or exhibits described in, related to, contemplated in, or necessary to implement, each of the foregoing. Any document that is included within this definition of “Definitive Documentation,” including any amendment, supplement, or modification thereof, shall be in form and substance acceptable to the Debtors and the Requisite Creditors.

42.    “Designated Affiliate” means any affiliate of a Holder of a Credit Agreement Claim or a Term Loan Claim to whom such Holder designates to receive distributions to be provided pursuant to the Plan.

43.    “Disallowed” means, with respect to any Claim, that there has been a finding or determination of the Court in a Final Order, including the Bar Date Order, the Confirmation Order, or a provision of the Plan, providing that such Claim shall not be Allowed, or that the Court has otherwise ruled or ordered that such Claim should be temporarily disallowed pursuant to section 502(d) of the Bankruptcy Code.

44.    “Disbursing Agent” means, on the Effective Date, the Reorganized Debtors, their agent, or any Entity or Entities designated by the Reorganized Debtors to make or facilitate distributions that are to be made pursuant to the Plan.

45.    “Disclosure Statement” means the Third Amended Disclosure Statement for the Debtors’ Second Amended Chapter 11 Plan of Reorganization, dated as of November 1, 2020, as may be amended, supplemented, or modified from time to time, including all exhibits and schedules thereto and references therein that relate to the Plan, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law.

46.    “Disputed Claim” means a Claim that is not yet Allowed.

47.    “Disputed Claims Reserve” means a reserve of Cash that may be funded on or after the Effective Date pursuant to Article VII.E hereof.

48.    “Distribution Record Date” means the date for determining which Holders of Allowed Claims are eligible to receive distributions pursuant to the Plan, which shall be the date that the Confirmation Order is entered by the Court, or such other date specified in the Confirmation Order; provided that subject to the requirements included in the Restructuring Support Agreement and the Rights Offering Procedures, any Holder of a Credit Agreement Claim or a Term Loan Claim may designate a Designated Affiliate to receive the distributions to be provided for hereunder to such Holder on account of such Claim so long as notice thereof is provided to the Disbursing Agent at least two (2) Business Days prior to the Effective Date.

49.    “DTC” means The Depository Trust Company.

50.    “Effective Date” means the date that is a Business Day selected by the Debtors and the Requisite Creditors, on which: (a) no stay of the Confirmation Order is in effect; (b) all conditions precedent specified in Article IX.B have been satisfied or waived (in accordance with Article IX.C); and (c) the Plan is declared effective.

51.    “Eligible Holder” means each Holder of a Credit Agreement Claim or a Term Loan Claim during the Rights Exercise Period (as defined in the Rights Offering Procedures) that is either (i) an “accredited investor” as defined in Rule 501(a) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act and makes certain customary representations and warranties.

52.    “Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

53.    “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

54.    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

55.    “Exculpated Party” means the Debtors, the Reorganized Debtors, each of the Debtors’ and the Reorganized Debtors’ current and former Affiliates, and each of the Debtors’ and the Reorganized Debtors’ and their current and former Affiliates’ current and former directors, managers, officers, managed accounts and funds, predecessors, successors, and assigns, subsidiaries, and each of their respective current and former officers, directors, managers, principals, members, employees, subcontractors, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, each solely in their capacity as such; provided, however, that any Entity identified in the Schedule of Non-Released Entities shall not be deemed an Exculpated Party.

56.    “Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

57.    “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date, compounded annually.

58.    “File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Court or, with respect to the filing of a Proof of Claim or proof of Interest, the Notice and Claims Agent or the Court through the PACER or CM/ECF website.

59.    “Final Order” means (i) an order or judgment of the Court, as entered on the docket in any Chapter 11 Case (or any related adversary proceeding or contested matter) or the docket of any other court of competent jurisdiction, or (ii) an order or judgment of any other court having jurisdiction over any appeal from (or petition seeking certiorari or other review of) any order or judgment entered by the Court (or any other court of competent jurisdiction, including in an appeal taken) in the Chapter 11 Cases (or in any related adversary proceeding or contested matter), in each case that has not been reversed, stayed, modified, or amended, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired according to applicable law and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely Filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; provided, however, that the possibility a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or the Local Rules, may be Filed relating to such order shall not prevent such order from being a Final Order.

60.    “First Lien Exit Facility” means a new credit facility or credit facilities among the Debtors, the lenders party thereto, and the First Lien Exit Facility Agent, on the terms and conditions set forth in the First Lien Exit Facility Documents, which terms and conditions shall be consistent with the First Lien Exit Facility Term Sheet and otherwise acceptable to the Debtors, the First Lien Exit Facility Agent, and the Requisite Creditors.

61.    “First Lien Exit Facility Agent” means the administrative agent and collateral agent under the First Lien Exit Facility, or any successor thereto, solely in its capacity as such.

62.    “First Lien Exit Facility Commitment Parties” means, at any time or from time to time, the Prepetition Credit Agreement Lenders that have committed to fund the First Lien Exit Facility and are signatories to the Backstop Agreement, solely in their capacities as such, including their respective permitted transferees, successors and assigns, all in accordance with the Backstop Agreement.

63.    “First Lien Exit Facility Documents” means the First Lien Exit Facility, the Backstop Agreement, and any other guarantee, security, and relevant documentation with respect to the First Lien Exit Facility (including any intercreditor agreement between the First Lien Exit Facility Agent and the Second Lien Exit Facility Agent), each in form and substance acceptable to the Debtors, the First Lien Exit Facility Agent, and the Requisite Creditors.

64.    “First Lien Exit Facility Put Option Premium” means the put option premium payable to the First Lien Exit Facility Commitment Parties in consideration of their commitments under the Backstop Agreement in the form of New Equity equal to 2.5% of the New Equity outstanding on the Effective Date, after giving effect to the issuance of New Equity to Holders of Term Loan Claims pursuant to the Plan and the New First Lien Exit Facility Equity, subject to dilution only by the Management Incentive Plan, which New Equity shall be valued in accordance with the Plan. For the avoidance of doubt, the First Lien Exit Facility Put Option Premium will not dilute the Management Equity Pool granted pursuant to the Management Incentive Plan.

65.    “First Lien Exit Facility Term Sheet” means the First Lien Exit Facility Term Sheet attached as Exhibit B to the Restructuring Support Agreement.

66.    “General Unsecured Claim” means any Unsecured Claim against any Debtor (including, for the avoidance of doubt, any Claim arising from the rejection of an Executory Contract or Unexpired Lease) that is not otherwise paid in full or otherwise satisfied during the Chapter 11 Cases pursuant to an order of the Court, other than a Priority Tax Claim, an Other Priority Claim, a PPP Loan Claim, a Section 510(b) Claim, or an Intercompany Claim.

67.    “Governmental Unit” shall have the meaning set forth in section 101(27) of the Bankruptcy Code.

68.    “Governmental Bar Date” means February 23, 2021 at 11:59 p.m. (prevailing Central Time) the date established pursuant to the Bar Date Order as the date by which Proofs of Claim of Governmental Units must be Filed.

69.    “Holder” means any Person or Entity holding a Claim or an Interest.

70.    “Impaired” means, with respect to a Class of Claims or Interests, that such Class of Claims or Interests is not Unimpaired.

71.    “Indemnification Obligation” means any obligation of any Debtor to indemnify current and former directors, officers, members, managers, agents, or employees of any of the Debtors who served in such capacity with respect to or based upon such service or any act or omission taken or not taken in any of such capacities, or for or on behalf of any Debtor, whether pursuant to agreement, the Debtors’ respective memoranda, articles or certificates of incorporation, corporate charters, bylaws, operating agreements, limited liability company agreements, or similar corporate or organizational documents or other applicable contract or law in effect as of the Effective Date.

72.    “Insider” has the meaning set forth in section 101(31) of the Bankruptcy Code.

73.    “Intercompany Claim” means any Claim held by one Debtor against another Debtor.

74.    “Intercompany Interest” means an Interest in one Debtor held by another Debtor.

75.    “Interests” means the common stock, preferred stock, limited liability company interests, and any other equity security as defined in section 101(16) of the Bankruptcy Code or equity, ownership, or profits interests of any Debtor, including, without limitation, the SAE Holdings Common Stock, and options, warrants, rights, or other securities or agreements to acquire the common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Debtor (whether or not arising under or in connection with any employment agreement), including the SAE Holdings Warrants and any Claim against the Debtors that is subject to subordination pursuant to section 510(b) of the Bankruptcy Code arising from or related to any of the foregoing.

76.    “Interim Compensation Order” means the Order Granting Debtors’ Motion for an Order under U.S.C. §§ 105(a) and 331 Establishing Procedures for Interim Compensation and Reimbursement of Expenses for Professionals [Docket No. 211].

77.    “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

78.    “Lien” shall have the meaning set forth in section 101(37) of the Bankruptcy Code.

79.    “Local Rules” means the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the Southern District of Texas.

80.    “Management Equity Pool” means the New Equity in the aggregate amount of 9% of the New Equity (on a fully diluted basis as of the Effective Date) reserved under the Management Incentive Plan after the New First Lien Exit Facility Equity is issued, the New Equity is issued pursuant to the First Lien Exit Facility Put Option Premium and the New Equity is issued to Holders of Term Loan Claims, a portion of which will be allocated to the management of the Reorganized Debtors on the terms and conditions set forth in the MIP Term Sheet. For the avoidance of doubt, the total New Equity reserved under the Management Incentive Plan will be calculated after the issuance of the New First Lien Exit Facility Equity issued pursuant to the Rights Offering, the New Equity issued pursuant to the First Lien Exit Facility Put Option Premium, and the New Equity issued to Holders of Term Loan Claims, and will dilute the New First Lien Exit Facility Equity, the New Equity issued pursuant to the First Lien Exit Facility Put Option Premium, and the New Equity issued to Holders of Term Loan Claims pursuant to this Plan.

81.    “Management Incentive Plan” means that certain post-Effective Date management incentive plan, pursuant to which the Management Equity Pool shall be reserved and allocated as part of the compensation provided to the Reorganized Debtors’ management on the terms and conditions set forth in the MIP Term Sheet.

82.    “MIP Term Sheet” means the term sheet attached as Exhibit D to the Restructuring Support Agreement detailing the terms of the Management Incentive Plan.

83.    “New Boards” means the initial board of directors, members, or managers, as applicable, of each Reorganized Debtor, including the New Parent Board, as designated in accordance with Article IV.H.

84.    “New Equity” means the common stock, par value $0.0001 per share, of New Parent to be issued pursuant to the Plan, the Rights Offering, and the Backstop Agreement on the Effective Date, including the New First Lien Exit Facility Equity and the First Lien Exit Facility Put Option Premium.

85.    “New First Lien Exit Facility Equity” means New Equity to be issued to the lenders under the First Lien Exit Facility, equal to 95% of the New Equity outstanding on the Effective Date, after giving effect to the issuance of New Equity to Holders of Term Loan Claims pursuant to the Plan, subject to dilution only by the Management Incentive Plan.

86.    “New Organizational Documents” means the form of the certificates or articles of incorporation, bylaws, limited liability company agreements, or such other applicable formation, constitutional, or organizational documents, investor rights agreements, or shareholders’ agreements, as applicable, of each of the Reorganized Debtors, which forms shall be included in the Plan Supplement and shall be consistent in all respects with the Governance Term Sheet attached as Exhibit G to the Restructuring Support Agreement.

87.    “New Parent” means SAE Holdings or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

88.    “New Parent Board” means the initial board of directors of New Parent, as determined pursuant to Article IV.H.

89.    “Notice and Claims Agent” means Epiq Corporate Restructuring, LLC, the notice, claims, and solicitation agent retained by the Debtors in the Chapter 11 Cases.

90.    “Other Priority Claim” means any Claim against a Debtor other than an Administrative Claim or a Secured Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, to the extent such Claim has not already been paid during the Chapter 11 Cases.

91.    “Other Secured Claim” means any Secured Claim other than the following: (a) Credit Agreement Claims; (b) Term Loan Claims; (c) Convertible Notes Claims; or (d) Secured Tax Claims. For the avoidance of doubt, “Other Secured Claims” includes any Claim against a Debtor, arising under, derived from, or based upon any letter of credit issued for the account of one or more Debtors, the reimbursement obligation for which is either Secured by a Lien or is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

92.    “Person” shall have the meaning set forth in section 101(41) of the Bankruptcy Code.

93.    “Petition Date” means August 27, 2020, the date on which each Debtor Filed its voluntary petition for relief commencing the Chapter 11 Cases.

94.    “Plan” means this chapter 11 plan, as it may be altered, amended, modified, or supplemented from time to time in accordance with the Restructuring Support Agreement and the terms hereof, including the Plan Supplement and all exhibits, supplements, appendices, and schedules to the Plan.

95.    “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan, each of which shall be in form and substance acceptable to the Requisite Creditors (as amended, supplemented, or modified from time to time in accordance with the terms hereof, the Bankruptcy Code, the Bankruptcy Rules, and the Restructuring Support Agreement), to be Filed by the Debtors no later than seven (7) days before the Voting Deadline, and additional documents or amendments to previously Filed documents, Filed before the Confirmation Date as amendments to the Plan Supplement (which, for the avoidance of doubt, shall also be in form and substance acceptable to the Requisite Creditors), including but not limited to the following, as applicable: (a) the New Organizational Documents; (b) the terms of the First Lien Exit Facility and the First Lien Exit Facility Documents; (c) the terms of the Second Lien Exit Facility and the Second Lien Exit Facility Documents; (d) the Schedule of Rejected Executory Contracts and Unexpired Leases; (e) the Schedule of Assumed Executory Contracts and Unexpired Leases; (f) a list of retained Causes of Action; (g) the Management Incentive Plan; (h) the identity of the members of the New Boards and the senior management team to be retained by the Reorganized Debtors as of the Effective Date (to the extent known); and (i) the Schedule of Non-Released Entities. The Debtors shall have the right to amend the documents contained in, and exhibits to, the Plan Supplement through the Effective Date subject in all respects to the consent rights set forth herein and in the Restructuring Support Agreement and the Backstop Agreement.

96.    “PPP Loan Claims” means, collectively, Claims against SAE Inc. arising under the PPP Note.

97.    “PPP Note” means the Unsecured note dated as of May 8, 2020 between SAE Inc. and Texas Champions Bank.

98.    “Prepetition Agreements” means (i) the Prepetition Credit Agreement, (ii) the Prepetition Term Loan Agreement, and (iii) the Prepetition Indenture.

99.    “Prepetition Credit Agreement Agent” means Cantor Fitzgerald Securities, as administrative agent and collateral agent under the Prepetition Credit Agreement.

100.    “Prepetition Credit Agreement” means that certain Third Amended and Restated Credit and Security Agreement, dated as of September 26, 2018 (as amended from time to time), among SAE Inc., the guarantors party thereto, the Prepetition Credit Agreement Agent, and the Prepetition Credit Agreement Lenders.

101.    “Prepetition Credit Agreement Lenders” means the lenders under the Prepetition Credit Agreement.

102.    “Prepetition Indenture” means that certain Senior Secured Convertible Notes Indenture dated as of September 26, 2018 (as amended or supplemented from time to time), among SAE Holdings, the guarantors party thereto, and the Prepetition Trustee.

103.    “Prepetition Convertible Noteholders” means the Holders of the Prepetition Convertible Notes.

104.     “Prepetition Convertible Notes” means the 6.00% Senior Secured Convertible Notes due 2023 issued pursuant to the Prepetition Indenture.

105.    “Prepetition Term Loan Agent” means Delaware Trust Company, as administrative agent and collateral agent under the Prepetition Term Loan Agreement.

106.    “Prepetition Term Loan Agreement” means that certain Term Loan and Security Agreement, dated as of June 29, 2016 (as amended from time to time), among SAE Holdings, the guarantors party thereto, the Prepetition Term Loan Agent, and the Prepetition Term Loan Lenders.

107.    “Prepetition Term Loan Documents” means the Prepetition Term Loan Agreement and the other “Loan Documents” as defined in the Prepetition Term Loan Agreement.

108.    “Prepetition Term Loan Lenders” means the lenders under the Prepetition Term Loan Agreement.

109.    “Prepetition Trustee” means Wilmington Savings Funds Society, FSB, as Trustee and Collateral Trustee under the Prepetition Indenture.

110.    “Priority Tax Claim” means any Claim of a Governmental Unit against a Debtor of the kind specified in section 507(a)(8) of the Bankruptcy Code.

111.    “Pro Rata” means, unless indicated otherwise, the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that respective Class, or the proportion that Allowed Claims in a particular Class bear to the aggregate amount of Allowed Claims in a particular Class and other Classes entitled to share in the same recovery as such Allowed Claim under the Plan.

112.    “Professional” means an Entity employed pursuant to a Court order in accordance with sections 327 or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Effective Date pursuant to sections 327, 328, 329, 330, or 331 of the Bankruptcy Code.

113.    “Professional Fee Claims” means all Administrative Claims for the compensation of Professionals and the reimbursement of expenses incurred by such Professionals through and including the Effective Date to the extent such fees and expenses have not been paid pursuant to the Interim Compensation Order or any other order of the Court. To the extent the Court denies or reduces by a Final Order any amount of a Professional’s requested fees and expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Allowed Professional Fee Claim.

114.    “Professional Fee Escrow Account” means an interest-bearing account in an amount equal to the Professional Fee Reserve Amount and funded by the Debtors on the Effective Date, pursuant to Article II.B.2.

115.    “Professional Fee Reserve Amount” means the total amount of Professional Fee Claims estimated in accordance with Article II.B.3.

116.    “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

117.    “Reinstated” or “Reinstatement” means, with respect to Claims and Interests, the treatment provided for in section 1124 of the Bankruptcy Code.

118.    “Released Party” means each of the following solely in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting Creditors; (d) the First Lien Exit Facility Commitment Parties; (e) the Creditors’ Committee and its past and current members in their capacities as such; (f) the Agents; (g) the Releasing Parties; and (h) with respect to each of the foregoing Entities under (a) through (g), such Entity’s current and former direct and indirect Affiliates, and such Entity’s and its current and former direct and indirect Affiliates’ current and former directors, managers, officers, managed accounts and funds, predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equityholders, officers, directors, managers, principals, members, employees, subcontractors, advisors, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals; provided, however, that any Entities identified in the Schedule of Non-Released Entities shall not be Released Parties. Notwithstanding the foregoing, any Entity that opts out of being a Releasing Party (as set forth in the definition thereof) shall not be deemed a Released Party hereunder.

119.    “Releasing Party” means each of the following solely in its capacity as such: (a) Released Parties; (b) all Holders of Claims and Interests that were given notice of the opportunity to opt out of granting the releases set forth herein but did not opt out; and (c) with respect to each of the Entities under (a) and (b), such Entity’s current and former direct and indirect Affiliates, and such Entities’ and their current and former direct and indirect Affiliates’ current and former directors, managers, officers, managed accounts and funds, predecessors, successors, and assigns, subsidiaries, and each of their respective current and former officers, directors, managers, principals, members, employees, subcontractors, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, each solely in their capacity as such.

120.    “Reorganized Debtors” means the Debtors, or any successors thereto, by merger, consolidation, or otherwise (including New Parent), in each case in accordance with the Plan and the Restructuring Transactions, on or after the Effective Date.

121.    “Requisite Commitment Parties” means, as of the date of determination, First Lien Exit Facility Commitment Parties who have committed to provide a majority of the aggregate principal amount of the term loans pursuant to the First Lien Exit Facility.

122.    “Requisite Convertible Noteholders” means, as of the date of determination, Consenting Convertible Noteholders holding at least a majority in aggregate principal amount of the outstanding Prepetition Convertible Notes held by the Consenting Convertible Noteholders as of such date.

123.    “Requisite Credit Agreement Lenders” means, as of the date of determination, Consenting Credit Agreement Lenders holding at least a majority in aggregate principal amount of the outstanding Prepetition Credit Agreement Advances held by the Consenting Credit Agreement Lenders as of such date.

124.    “Requisite Creditors” means each of (i) the Requisite Convertible Noteholders, (ii) the Requisite Credit Agreement Lenders, (iii) the Requisite Term Loan Lenders and (iv) the Requisite Commitment Parties.

125.    “Requisite Term Loan Lenders” means, as of the date of determination, Consenting Term Loan Lenders holding at least a majority in aggregate principal amount of the outstanding Prepetition Term Loan Advances held by the Consenting Term Loan Lenders as of such date.

126.    “Restructuring Expenses” means (i) the Consenting Creditors Fees and (ii) the reasonable and documented fees and out of pocket expenses of the Prepetition Credit Agreement Agent, the Prepetition Term Loan Agent, and the Prepetition Trustee incurred through and including the Effective Date.

127.    “Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated August 27, 2020, as amended on November 1, 2020, by and among the Debtors and the Consenting Creditors, as amended, modified, or supplemented, from time to time.

128.    “Restructuring Transactions” means all actions that may be necessary or appropriate to effectuate the transactions described in, approved by, contemplated by, or necessary to effectuate, the Restructuring Support Agreement and the Plan.

129.    “Rights Offering” means the offering of subscription rights to Eligible Holders to purchase term loans under the First Lien Exit Facility and New First Lien Exit Facility Equity for an aggregate purchase price of $15,000,000, to be conducted in reliance upon the exemption from registration provided in section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder (if available), pursuant to which (a) each Eligible Holder of a Credit Agreement Claim will be entitled to receive rights to subscribe for its Pro Rata share (measured by reference to the aggregate amount of Allowed Credit Agreement Claims and the aggregate amount of Allowed Term Loan Claims) of the term loans under the First Lien Exit Facility and New First Lien Exit Facility Equity; and (b) each Eligible Holder of a Term Loan Claim will be entitled to receive rights to subscribe for its Pro Rata share (measured by reference to the aggregate amount of Allowed Credit Agreement Claims and the aggregate amount of Allowed Term Loan Claims) of the term loans under the First Lien Exit Facility and New First Lien Exit Facility Equity.

130.    “Rights Offering Procedures” means the procedures governing the Rights Offering substantially in the form set forth on Exhibit F to the Disclosure Statement and in form and substance acceptable to the Debtors and the Requisite Creditors.

131.    “SAE Holdings” means SAExploration Holdings, Inc., a Delaware corporation.

132.    “SAE Holdings Common Stock” means SAE Holdings’ authorized and issued common stock, par value 0.0001 per share, outstanding as of the Petition Date.

133.    “SAE Holdings Interests” means, collectively, any prepetition Interests in SAE Holdings, including the SAE Holdings Common Stock and the SAE Holdings Warrants, but excluding the Prepetition Convertible Notes.

134.    “SAE Holdings Warrants” means SAE Holdings’ authorized and issued Series A Warrants, Series B Warrants, Series C Warrants, Series D Warrants, Series E Warrants and Series F Warrants to purchase SAE Holdings Common Stock, outstanding as of the Petition Date, and any rights to receive additional Series A Warrants, Series B Warrants, Series C Warrants, Series D Warrants, Series E Warrants and Series F Warrants.

135.    “SAE Inc.” means SAExploration, Inc., a Delaware corporation.

136.    “Schedule of Assumed Executory Contracts and Unexpired Leases” means the schedule of Executory Contracts and Unexpired Leases to be assumed by the Debtors and assigned to the Reorganized Debtors pursuant to the Plan with the consent of the Requisite Creditors, as set forth in the Plan Supplement, as may be amended from time to time prior to the Effective Date.

137.    “Schedule of Rejected Executory Contracts and Unexpired Leases” means the schedule of Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Plan with the consent of the Requisite Creditors, as set forth in the Plan Supplement, as may be amended from time to time prior to the Effective Date.

138.    “Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases, and statements of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and in substantial accordance with the Official Bankruptcy Forms B 206A-H, as the same may have been amended, modified, or supplemented from time to time.

139.    “Second Lien Exit Facility” means a new credit facility or credit facilities among the Debtors, the Prepetition Credit Agreement Lenders, and the Second Lien Exit Facility Agent, on the terms and conditions set forth in the Second Lien Exit Facility Documents, which terms and conditions shall be consistent with the Second Lien Exit Facility Term Sheet and otherwise acceptable to the Debtors, the Second Lien Exit Facility Agent, and the Requisite Creditors.

140.    “Second Lien Exit Facility Agent” means the administrative agent and collateral agent under the Second Lien Exit Facility, or any successor thereto, solely in its capacity as such.

141.    “Second Lien Exit Facility Documents” means the Second Lien Exit Facility, and any other guarantee, security, and relevant documentation with respect to the Second Lien Exit Facility (including any intercreditor agreement between the First Lien Exit Facility Agent and the Second Lien Exit Facility Agent), each in form and substance acceptable to the Debtors, the Second Lien Exit Facility Agent, and the Requisite Creditors.

142.    “Second Lien Exit Facility Term Sheet” means the Second Lien Exit Facility Term Sheet attached as Exhibit C to the Restructuring Support Agreement.

143.    “Section 510(b) Claim” means any Claim against a Debtor (a) arising from rescission of a purchase or sale of a Security of any Debtor or an Affiliate of any Debtor, (b) for damages arising from the purchase or sale of such a Security, (c) for reimbursement or contribution Allowed under section 502 of the Bankruptcy Code on account of such a Claim, or (d) otherwise subject to subordination pursuant to section 510(b) of the Bankruptcy Code..

144.    “Secured” means when referring to a Claim, that such Claim is: (a) secured by a Lien on property in which the applicable Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) otherwise Allowed pursuant to the Plan as a Secured Claim.

145.    “Secured Tax Claim” means any Secured Claim against any Debtor that, absent its Secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

146.    “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, as amended.

147.    “Security” shall have the meaning set forth in section 101(49) of the Bankruptcy Code.

148.    “Settled Issues” shall have the meaning set forth in Article VIII.A.

149.    “Term Loan Claims” means Claims against the Debtors arising under the Prepetition Term Loan Documents.

150.    “Transfer” has the meaning given to such term in the Restructuring Support Agreement.

151.    “U.S. Trustee” means the Office of the United States Trustee for the Southern District of Texas.

152.    “U.S. Trustee Fees” means fees arising under 28 U.S.C. § 1930(a)(6) and, to the extent applicable, accrued interest thereon arising under 31 U.S.C. § 3717.

153.    “Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim whose Holder has not: (a) accepted such distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtors of an intent to accept such distribution; (c) responded to the Debtors’ or Reorganized Debtors’ requests for information necessary to facilitate such distribution; or (d) taken any other action necessary to facilitate such distribution.

154.    “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

155.    “Unimpaired” means, with respect to a Class of Claims or Interests, a Class consisting of Claims or Interests that are “unimpaired” within the meaning of section 1124 of the Bankruptcy Code, including through payment in full in Cash or Reinstatement.

156.    “Unsecured” means not Secured.

157.    “Voting Deadline” means December [4], 2020, at 5:00 p.m., prevailing Central Time, the deadline for submitting votes to accept or reject the Plan as set by the Court.

B.	Rules of Interpretation

For purposes herein: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) except as otherwise provided, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) except as otherwise provided, any reference herein to an existing document or exhibit having been Filed or to be Filed shall mean that document or exhibit, as it may thereafter be amended, restated, supplemented, or otherwise modified in accordance with the terms of the Plan and the Restructuring Support Agreement; (4) unless otherwise specified, all references herein to “Articles” are references to Articles of the Plan or hereto; (5) unless otherwise stated, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (6) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (7) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation;” (8) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (9) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (10) any docket number references in the Plan shall refer to the docket number of any document Filed with the Court in the Chapter 11 Cases; (11) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; and (12) except as otherwise provided, any reference to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter.

C.	Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

D.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated herein, the laws of the State of New York without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided that corporate or limited liability company governance matters relating to the Debtors or the Reorganized Debtors, as applicable, shall be governed by the laws of the state of incorporation or formation (as applicable) of the applicable Debtor or Reorganized Debtor.

E.	Reference to Monetary Figures

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F.	Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Controlling Document

In the event of an inconsistency between the Plan and the Disclosure Statement or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements or amendments to any of the foregoing, other than the Plan Supplement), the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and the Plan, the Confirmation Order shall control.

ARTICLE II.

ADMINISTRATIVE CLAIMS, PROFESSIONAL

FEE CLAIMS, AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

A.	Administrative Claims

Except with respect to Administrative Claims that are Professional Fee Claims, and except to the extent that an Administrative Claim has already been paid during the Chapter 11 Cases or a Holder of an Allowed Administrative Claim and the applicable Debtor(s) agree to less favorable treatment, each Holder of an Allowed Administrative Claim shall be paid in full in Cash on the latest of: (a) on or as soon as reasonably practicable after the Effective Date if such Administrative Claim is Allowed as of the Effective Date; (b) on or as soon as reasonably practicable after the date such Administrative Claim is Allowed, if not Allowed as of the Effective Date; and (c) the date such Allowed Administrative Claim becomes due and payable, or as soon thereafter as is reasonably practicable; provided that Allowed Administrative Claims that arise in the ordinary course of the Debtors’ businesses shall be paid in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions.

Except as otherwise provided in this Article II.A and except with respect to Administrative Claims that are Professional Fee Claims, requests for payment of Administrative Claims arising between the Petition Date and the Effective Date must be Filed and served on the Reorganized Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date. Holders of Administrative Claims that are required to, but do not, File and serve a request for payment of such Administrative Claims by such dates shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors or their property and such Administrative Claims shall be deemed discharged as of the Effective Date. Objections to such requests, if any, must be Filed and served on the Reorganized Debtors and the requesting party no later than 30 days after the Effective Date or such other date fixed by the Court. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with respect to an Administrative Claim previously Allowed.

For the avoidance of doubt, Claims for fees and expenses of advisors to the Debtors and the Creditors’ Committee shall constitute Professional Fee Claims.

B.	Professional Compensation

1.	Final Fee Applications

All final requests for payment of Professional Fee Claims, including the Professional Fee Claims incurred during the period from the Petition Date through the Effective Date, must be Filed and served on the Reorganized Debtors no later than 45 days after the Effective Date. All such final requests will be subject to approval by the Court after notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Court in the Chapter 11 Cases, including the Interim Compensation Order, and once approved by the Court, will be promptly paid from the Professional Fee Escrow Account in the full Allowed amount of each such Professional Fee Claim. If the Professional Fee Escrow Account is insufficient to fund the full Allowed amounts of Professional Fee Claims, remaining unpaid Allowed Professional Fee Claims will be promptly paid by the Reorganized Debtors without any further action or order of the Court.

2.	Professional Fee Escrow Account

On the Effective Date, the Reorganized Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Reserve Amount. The Professional Fee Escrow Account shall not be subject to any Lien and shall be maintained in trust solely for the benefit of the Professionals. The funds in the Professional Fee Escrow Account shall not be considered property of the Estates or of the Reorganized Debtors. When all Allowed amounts owing to Professionals have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be turned over to the Reorganized Debtors without any further action or order of the Court. For the avoidance of doubt, the Restructuring Expenses shall not be paid into the Professional Fee Escrow Account, and shall be payable in full in accordance with Article IV.P hereof.

3.	Professional Fee Reserve Amount

Professionals shall reasonably estimate their unpaid Professional Fee Claims before and as of the Effective Date, and shall deliver such estimate to the Debtors no later than five (5) Business Days before the Effective Date, provided, however, that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Professional’s final request for payment of Professional Fee Claims. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.

4.	Post-Effective Date Fees and Expenses

Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Debtors or Reorganized Debtors shall, in the ordinary course of business and without any further notice or application to or action, order, or approval of the Court, pay in Cash the reasonable, actual, and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred on or after the Effective Date by the Professionals. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors or Reorganized Debtors may employ and pay any Professional for fees and expenses incurred after the Effective Date in the ordinary course of business without any further notice to or action, order, or approval of the Court.

C.	Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code. In the event an Allowed Priority Tax Claim is also a Secured Tax Claim, such Claim shall, to the extent it is Allowed, be treated as an Other Secured Claim if such Claim is not otherwise paid in full.

D.	Statutory Fees

All fees payable pursuant to 28 U.S.C. § 1930(a) shall be paid by the Debtors or Reorganized Debtors, as applicable, for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed or closed, whichever occurs first. The Reorganized Debtors shall continue to File quarterly-post confirmation operating reports in accordance with the U.S. Trustee’s Region 7 Guidelines for Debtors-in-Possession.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Summary of Classification

Claims and Interests, except for Administrative Claims, Professional Fee Claims, Cure Claims, and Priority Tax Claims, are classified in the Classes set forth in this Article III. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest also is classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date. The Plan constitutes a separate chapter 11 plan of reorganization for each Debtor and the classifications set forth in Classes 1 through 11 shall be deemed to apply to each Debtor. For all purposes under the Plan, each Class will contain sub-Classes for each of the Debtors (i.e., there will be 11 Classes for each Debtor); provided that any Class that is vacant as to a particular Debtor will be treated in accordance with Article III.E below.

1.	Class Identification

The classification of Claims and Interests against each Debtor (as applicable) pursuant to the Plan is as follows:

Class	Claim or Interest	Status	Entitled to Vote
1	Other Priority Claims	Unimpaired	No (Deemed to Accept)
2	Other Secured Claims	Unimpaired	No (Deemed to Accept)
3	Secured Tax Claims	Unimpaired	No (Deemed to Accept)
4	Credit Agreement Claims	Impaired	Yes
5	Term Loan Claims	Impaired	Yes
6 7	Convertible Notes Claims PPP Loan Claim	Impaired Unimpaired	No (Deemed to Reject) No (Deemed to Accept)
8	General Unsecured Claims	Impaired	No (Deemed to Reject)
9	Section 510(b) Claims	Impaired	No (Deemed to Reject)
10	Intercompany Claims	Unimpaired/Impaired	No (Deemed to Either Accept or Reject)
11	Intercompany Interests	Unimpaired/Impaired	No (Deemed to Either Accept or Reject)
12	SAE Holdings Interests	Impaired	No (Deemed to Reject)

B.	Treatment of Claims and Interests

1.	Class 1 – Other Priority Claims

a.	Classification: Class 1 consists of Other Priority Claims.

b.

Treatment: In full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Other Priority Claim, each Holder thereof shall receive (i) payment in full, in Cash, of the unpaid portion of its Allowed Other Priority Claim or (ii) such other treatment as may otherwise be agreed to by such Holder, the Debtors, and the Requisite Creditors.

c.

Voting: Class 1 is Unimpaired under the Plan. Each Holder of an Other Priority Claim will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Other Priority Claims will not be entitled to vote to accept or reject the Plan.

2.	Class 2 – Other Secured Claims

a.	Classification: Class 2 consists of Other Secured Claims.

b.

Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for its Allowed Other

Secured Claim, each such Holder shall receive, at the Debtors’ election with the consent of the Requisite Creditors, either (i) Cash equal to the full Allowed amount of its Claim, (ii) Reinstatement of such Holder’s Allowed Other Secured Claim, or (iii) the return or abandonment of the collateral securing such Allowed Other Secured Claim to such Holder.

c.

Voting: Class 2 is Unimpaired under the Plan. Each Holder of an Other Secured Claim will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Other Secured Claims will not be entitled to vote to accept or reject the Plan.

3.	Class 3 – Secured Tax Claims

a.	Classification: Class 3 consists of Secured Tax Claims.

b.

Treatment: Except to the extent that a Holder of an Allowed Secured Tax Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for its Allowed Secured Tax Claim, each such Holder shall receive, at the Debtors’ election with the consent of the Requisite Creditors, either (i) Cash equal to the full Allowed amount of its Claim, (ii) Reinstatement of such Holder’s Allowed Secured Tax Claim, or (iii) the return or abandonment of the collateral securing such Allowed Secured Tax Claim to such Holder.

c.

Voting: Class 3 is Unimpaired under the Plan. Each Holder of a Secured Claim Tax will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Secured Tax Claims will not be entitled to vote to accept or reject the Plan.

4.	Class 4 – Credit Agreement Claims

a.	Classification: Class 4 consists of the Credit Agreement Claims.

b.

Allowance: The Credit Agreement Claims shall be Allowed in the aggregate principal amount of $20,500,000.00 (the “Allowed Credit Agreement Claims”), plus any accrued and unpaid prepetition and postpetition interest thereon (the “Accrued Interest”).

c.

Treatment: Except to the extent that a Holder of an Allowed Credit Agreement Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for its Allowed Credit Agreement Claim, each such Holder shall receive (i) its Pro Rata share (measured by reference to the aggregate amount of Allowed Credit Agreement Claims) of participation in the Second Lien Exit Facility in an amount equal to such Allowed Credit Agreement Claim; (ii) the right to purchase pursuant to the Rights Offering up to its Pro Rata share (measured by reference to the aggregate amount of Allowed Credit Agreement Claims and the aggregate amount of Allowed Term Loan Claims) of (A) the term loans under the First Lien Exit Facility and (B) the New First Lien Exit Facility Equity; and (iii) the payment in full in Cash on the Effective Date of all Accrued Interest as of the Effective Date.

d.	Voting: Class 4 is Impaired under the Plan. Each Holder of an Allowed Credit Agreement Claim will be entitled to vote to accept or reject the Plan.

5.	Class 5 – Term Loan Claims

a.	Classification: Class 5 consists of all Term Loan Claims.

b.

Allowance: The Term Loan Claims shall be Allowed in the aggregate principal amount of $29,000,000.00 plus any accrued and unpaid interest thereon, fees, expenses, and all other obligations arising under the Prepetition Term Loan Documents payable through the Petition Date.

c.

Treatment: Except to the extent that a Holder of an Allowed Term Loan Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for its Allowed Term Loan Claim, each such Holder shall receive (i) its Pro Rata share (measured by reference to the aggregate amount of Allowed Term Loan Claims) of 100% of the New Equity under the Plan, subject to dilution by the (a) New First Lien Exit Facility Equity, (b) New Equity issued pursuant to the First Lien Exit Facility Put Option Premium, and (c) awards related to the New Equity issued under the Management Incentive Plan, and (ii) the right to purchase pursuant to the Rights Offering up to its Pro Rata share (measured by reference to the aggregate amount of Allowed Term Loan Claims and the aggregate amount of Allowed Credit Agreement Claims) of (A) the term loans under the First Lien Exit Facility and (B) the New First Lien Exit Facility Equity.

d.	Voting: Class 5 is Impaired under the Plan. Each Holder of an Allowed Term Loan Claim will be entitled to vote to accept or reject the Plan.

6.	Class 6 – Convertible Notes Claims

a.	Classification: Class 6 consists of all Convertible Notes Claims.

b.

Treatment: Convertible Notes Claims shall be discharged, canceled, released, and extinguished as of the Effective Date, and shall be of no further force or effect, and Holders of Convertible Notes Claims shall not receive any distribution on account of such Convertible Notes Claims.

c.

Voting: Class 6 is Impaired under the Plan. Each Holder of a Convertible Notes Claim will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, the Holders of Convertible Notes Claims will not be entitled to vote to accept or reject the Plan.

7.	Class 7 – PPP Loan Claims

a.	Classification: Class 7 consists of the PPP Loan Claims.

b.

Treatment: Except to the extent that a Holder of an Allowed PPP Loan Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of each Allowed PPP Loan Claim and in exchange for each Allowed PPP Loan Claim, the Allowed PPP Loan Claims shall be Reinstated as of the Effective Date.

c.

Voting: Class 7 is Unimpaired under the Plan. Each Holder of an Allowed PPP Loan Claim will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of an Allowed PPP Loan Claim will not be entitled to vote to accept or reject the Plan.

8.	Class 8 – General Unsecured Claims

a.	Classification: Class 8 consists of all General Unsecured Claims.

b.

Treatment: General Unsecured Claims shall be discharged, canceled, released, and extinguished as of the Effective Date, and shall be of no further force or effect, and Holders of General Unsecured Claims shall not receive any distribution on account of such General Unsecured Claims.

c.

Voting: Class 8 is Impaired under the Plan. Each Holder of a General Unsecured Claim will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, the Holders of General Unsecured Claims will not be entitled to vote to accept or reject the Plan.

9.	Class 9 – Section 510(b) Claims

a.	Classification: Class 9 consists of all Section 510(b) Claims.

b.

Treatment: Section 510(b) Claims, if any, shall be discharged, canceled, released, and extinguished as of the Effective Date, and shall be of no further force or effect, and Holders of Section 510(b) Claims shall not receive any distribution on account of such Section 510(b) Claims.

c.

Voting: Class 9 is Impaired under the Plan. Each Holder of a Section 510(b) Claim will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, the Holders of Section 510(b) Claims will not be entitled to vote to accept or reject the Plan.

10.	Class 10—Intercompany Claims

a.	Classification: Class 10 consists of all Intercompany Claims.

b.

Treatment: Intercompany Claims shall be Reinstated as of the Effective Date or, at the Reorganized Debtors’ option, shall be cancelled. No distribution shall be made on account of any Intercompany Claims other than in the ordinary course of business of the Reorganized Debtors, as applicable. For the avoidance of doubt, Intercompany Claims that are Reinstated as of the Effective Date, if any, shall be subordinate in all respects to the First Lien Exit Facility and the Second Lien Exit Facility.

c.

Voting: Intercompany Claims are either Unimpaired, in which case the Holders of such Intercompany Claims will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or Impaired and not receiving any distribution under the Plan, in which case the Holders of such Intercompany Claims will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, the Holders of Intercompany Claims will not be entitled to vote to accept or reject the Plan.

11.	Class 11 – Intercompany Interests

a.	Classification: Class 11 consists of all Intercompany Interests.

b.

Treatment: Intercompany Interests shall be Reinstated as of the Effective Date or, at the Reorganized Debtors’ option, shall be cancelled. No distribution shall be made on account of any Intercompany Interests.

No distributions on account of Intercompany Interests are being made to the Holders of such Intercompany Interests. Instead, to the extent Intercompany Interests are Reinstated under the Plan, such Reinstatement is solely for the purposes of administrative convenience, for the ultimate benefit of the Holders of the New Equity, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims. For the avoidance of doubt, to the extent Reinstated pursuant to the Plan, on and after the Effective Date, all Intercompany Interests shall continue to be owned by the Reorganized Debtor that corresponds to the Debtor that owned such Intercompany Interests prior to the Effective Date.

c.

Voting: Intercompany Interests are either Unimpaired, in which case the Holders of such Intercompany Interests will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or Impaired, in which case the Holders of such Intercompany Interests will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, the Holders of Intercompany Interests will not be entitled to vote to accept or reject the Plan.

12.	Class 12 – SAE Holdings Interests

a.	Classification: Class 12 consists of all SAE Holdings Interests.

b.

Treatment: On the Effective Date, or as soon thereafter as reasonably practicable, all SAE Holdings Interests will be extinguished and the Holders of SAE Holdings Interests shall not receive or retain any distribution, property, or other value on account of their SAE Holdings Interests.

c.

Voting: Class 12 is Impaired under the Plan. Each Holder of an SAE Holdings Interest will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, the Holders of SAE Holdings Interests will not be entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims

Nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to or setoffs or recoupment against any such Unimpaired Claims.

D.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

The Debtors reserve the right to seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests, and the Filing of the Plan shall constitute a motion for such relief.

E.	Elimination of Vacant Classes

Any Class of Claims that does not contain an Allowed Claim or a Claim temporarily Allowed by the Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

F.	Voting Classes; Deemed Acceptance by Non-Voting Classes

If a Class contains Claims eligible to vote and no Holder of Claims eligible to vote in such Class votes to accept or reject the Plan, the Plan shall be deemed accepted by such Class.

G.	Subordinated Claims

Except as may be the result of the settlement described in Article VIII.A of the Plan, the allowance, classification, and treatment of all Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors or Reorganized Debtors reserve the right to re-classify any Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Restructuring Transactions

On the Effective Date, or as soon as reasonably practicable thereafter, the Debtors or the Reorganized Debtors (as applicable), with the consent of the Requisite Creditors, shall undertake the Restructuring Transactions, including: (1) the execution and delivery of any appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan, and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable Entities agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable state law; (4) all transactions necessary to provide for the purchase of some or substantially all of the assets of or Interests in any of the Debtors, which transactions shall be structured in the most tax efficient manner, including in whole or in part as a taxable transaction for United States federal income tax purposes, as determined by the Debtors and the Requisite Creditors; (5) the execution and delivery of the First Lien Exit Facility Documents and the Second Lien Exit Facility Documents; (6) the execution and delivery of Definitive Documentation not otherwise included in the foregoing, if any; (7) the consummation of the Rights Offering; and (8) all other actions that the Debtors, the Reorganized Debtors, or the Requisite Creditors determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.

B.	Sources of Consideration for Plan Distributions

The Reorganized Debtors shall fund distributions under the Plan as follows:

1.	Issuance and Distribution of New Equity

The New Equity, including the New First Lien Exit Facility Equity, the First Lien Exit Facility Put Option Premium, and options, or other equity awards, if any, reserved under the Management Incentive Plan, shall be authorized on the Effective Date without the need for any further corporate action and without any further action by the Debtors, the Reorganized Debtors, or Holders of Claims or Interests.

All of the shares of New Equity issued pursuant to the Rights Offering, the Backstop Agreement, and the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance of the New Equity under the Rights Offering, the Backstop Agreement, and the Plan shall be governed by the terms and conditions set forth in the Rights Offering, the Backstop Agreement, and the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

2.	First Lien Exit Facility

On the Effective Date, the Reorganized Debtors shall enter into the First Lien Exit Facility, the terms of which will be set forth in the First Lien Exit Facility Documents. The First Lien Exit Facility shall take the form of a first lien term loan facility in an aggregate principal amount outstanding equal to $15 million on the Effective Date. Each lender under the First Lien Exit Facility, in consideration for the aggregate purchase price paid by such lender pursuant to the Rights Offering and the Backstop Agreement, as applicable, shall receive (a) loans under the First Lien Exit Facility in an aggregate principal amount equal to such purchase price, and (b) its Pro Rata share (measured by reference to such purchase price in relation to $15 million) of the New First Lien Exit Facility Equity.

To the extent applicable, Confirmation of the Plan shall be deemed (a) approval of the First Lien Exit Facility (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Debtors or the Reorganized Debtors, as applicable, in connection therewith) to the extent not approved by the Court previously, and (b) authorization for the Debtors or the Reorganized Debtors, as applicable, to, without further notice to or order of the Court, (i) execute and deliver those documents necessary or appropriate to obtain the First Lien Exit Facility, including the First Lien Exit Facility Documents, (ii) act or take action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, as (A) the Debtors, with the consent of the Requisite Creditors or (B) the Reorganized Debtors (the foregoing (A) or (B) as applicable), may deem to be necessary to consummate the First Lien Exit Facility, (iii) grant the Liens on and security interests in all assets of each Reorganized Debtor securing such Reorganized Debtors’ indebtedness, liabilities, and obligations under the First Lien Exit Facility Documents, and (iv) pay all fees, indemnities, and expenses provided for in the First Lien Exit Facility Documents.

On the Effective Date, all of the Liens and security interests to be granted in accordance with the First Lien Exit Facility Documents (a) shall be deemed to be granted in good faith, for legitimate business purposes, and for reasonably equivalent value, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the First Lien Exit

Facility Documents, (c) shall be deemed perfected on the Effective Date automatically, without the necessity of filing or recording any financing statement, assignment, pledge, notice of lien or any similar document or instrument or taking any action (including taking control or possession of any such collateral), but the First Lien Exit Facility Agent or the requisite lenders under the First Lien Exit Facility, in their discretion, shall be authorized to make any such recording or filing or to take any such action, and in such event the Reorganized Debtors shall cooperate with and assist the First Lien Exit Facility Agent, and (d) shall not be subject to avoidance, recharacterization, or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers, fraudulent transfers, or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. In establishing the register of lenders, commitments, and loans for the First Lien Exit Facility, the First Lien Exit Facility Agent shall be entitled to conclusively rely upon (without further inquiry) any certificate, schedule, register, list, or other document provided by the Debtors, the Reorganized Debtors and/or the Disbursing Agent.

3.	Second Lien Exit Facility

On the Effective Date, the Reorganized Debtors shall enter into the Second Lien Exit Facility, the terms of which will be set forth in the Second Lien Exit Facility Documents. The Second Lien Exit Facility shall take the form of a second lien term loan facility in an aggregate amount outstanding equal to the Allowed Credit Agreement Claims on the Effective Date.

To the extent applicable, Confirmation of the Plan shall be deemed (a) approval of the Second Lien Exit Facility (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Debtors or the Reorganized Debtors, as applicable, in connection therewith) to the extent not approved by the Court previously, and (b) authorization for the Debtors or the Reorganized Debtors, as applicable, to, without further notice to or order of the Court, (i) execute and deliver those documents necessary or appropriate to obtain the Second Lien Exit Facility, including the Second Lien Exit Facility Documents, (ii) act or take action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, as (A) the Debtors, with the consent of the Requisite Creditors or (B) the Reorganized Debtors (the foregoing (A) or (B) as applicable), may deem to be necessary to consummate the Second Lien Exit Facility, (iii) grant the Liens on and security interests in all assets of each Reorganized Debtor securing such Reorganized Debtors’ indebtedness, liabilities, and obligations under the Second Lien Exit Facility Documents, and (iv) pay all fees, indemnities, and expenses provided for in the Second Lien Exit Facility Documents.

On the Effective Date, all of the Liens and security interests to be granted in accordance with the Second Lien Exit Facility Documents (a) shall be deemed to be granted in good faith, for legitimate business purposes, and for reasonably equivalent value, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Second Lien Exit Facility Documents, (c) shall be deemed perfected on the Effective Date automatically, without the necessity of filing or recording any financing statement, assignment, pledge, notice of lien or any similar document or instrument or taking any action (including taking control or possession of any such collateral), but the Second Lien Exit Facility Agent or the requisite lenders under the Second Lien Exit Facility, in their discretion, shall be authorized to make any such recording or filing or to take any such action, and in such event the Reorganized Debtors shall cooperate with and assist the Second Lien Exit Facility Agent, and (d) shall not be subject to avoidance, recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers, fraudulent transfers, or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. In establishing the register of lenders, commitments, and loans for the Second Lien Exit Facility, the Second Lien Exit Facility Agent shall be entitled to conclusively rely upon (without further inquiry) any certificate, schedule, register, list, or other document provided by the Debtors, the Reorganized Debtors and/or the Disbursing Agent.

C.	Corporate Existence

Except as otherwise provided in the Plan, the Plan Supplement, or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, each Debtor shall continue to exist on and after the Effective Date as a separate corporation, limited liability company, partnership, or other form of entity, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form of entity, as the case may be, pursuant to the New Organizational Documents and the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other analogous formation, constituent, or governance documents) in effect before the Effective Date, except to the extent such certificate of incorporation or bylaws (or other analogous formation, constituent, or governance documents) is amended by the Plan or otherwise, and to the extent any such document is amended, such document is deemed to be amended pursuant to the Plan and requires no further action or approval (other than any requisite filings required under applicable state or federal law).

D.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan, the Plan Supplement, or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date, all property in each Estate, including all Causes of Action, and any property acquired by any of the Debtors shall vest in each applicable Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property, and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Secured Claim, as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall, at the expense of the Debtors or the Reorganized Debtors, take any and all steps requested by the Debtors, the Reorganized Debtors or any administrative agent or collateral agent under the First Lien Exit Facility Documents or the Second Lien Exit Facility Documents that are necessary to cancel and/or extinguish such Liens and/or security interests.

After the Effective Date, the Reorganized Debtors may present Court order(s) or assignment(s) suitable for filing in the records of every county or governmental agency where the property vested in accordance with the foregoing paragraph is or was located, which provide that such property is conveyed to and vested in the Reorganized Debtors. The Court order(s) or assignment(s) may designate all Liens, Claims, encumbrances, or other interests which appear of record and/or of which the property is being transferred, assigned and/or vested free and clear. The Plan shall be conclusively deemed to be adequate notice that such Lien, Claim, encumbrance, or other interest is being extinguished and no notice, other than by this Plan, shall be given prior to the presentation of such Court order(s) or assignment(s). Any Person having a Lien, Claim, encumbrance, or other interest against any of the property vested in accordance with the foregoing paragraph shall be conclusively deemed to have consented to the transfer, assignment, and vesting of such property to or in the Reorganized Debtors free and clear of all Liens, Claims, charges, or other encumbrances by failing to object to confirmation of this Plan, except as otherwise provided in this Plan.

E.	Cancellation of Existing Securities

Except for the purpose of evidencing a right to distribution under the Plan and except as otherwise provided in the Plan, on the Effective Date: (i) the obligations of the Debtors under the Prepetition Agreements, and each certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document, directly or indirectly, evidencing or creating any indebtedness or obligation of, or ownership interest in, the Debtors or giving rise to any Claim or Interest, shall be cancelled or extinguished and the Debtors and the Reorganized Debtors shall not have any continuing obligations thereunder; and (ii) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors shall be released and discharged.

On and after the Effective Date, all duties and responsibilities of the Prepetition Credit Agreement Agent under the Prepetition Credit Agreement, Prepetition Term Loan Agent under the Prepetition Term Loan Documents and the Prepetition Trustee under the Prepetition Indenture shall be fully discharged unless otherwise specifically set forth in or provided for under the Plan, the Plan Supplement, or the Confirmation Order. Notwithstanding the foregoing, the Prepetition Credit Agreement, the Prepetition Term Loan Documents and the Prepetition Indenture shall continue in effect solely for the purposes of, as applicable, (a) allowing Holders of Allowed Credit Agreement Claims and Allowed Term Loan Claims to receive distributions under the Plan and (b) allowing and preserving the rights of the Prepetition Credit Agreement Agent, Prepetition Term Loan Agent and Prepetition Trustee to (i) make distributions in satisfaction of Allowed Credit Agreement Claims and Allowed Term Loan Claims, as applicable, (ii) maintain and exercise their respective charging liens or priority of payment under the terms of the Prepetition Credit Agreement, Prepetition Term Loan Documents and Prepetition Indenture or any related or ancillary document, instrument, agreement, or principle of law against Holders of Allowed Credit Agreement Claims and Allowed Term Loan Claims, as applicable, and distributions thereto, (iii) seek compensation and reimbursement for any reasonable and documented out of pocket fees and expenses incurred in making such distributions, (iv) maintain and enforce any right to indemnification, expense reimbursement, contribution, or subrogation or any other claim or entitlement that the Prepetition Credit Agreement Agent, Prepetition Term Loan Agent and Prepetition Trustee may have under the Prepetition Credit Agreement, Prepetition Term Loan Documents and Prepetition Indenture, (v) exercise their rights and obligations relating to the interests of their Holders pursuant to the Prepetition Credit Agreement, Prepetition Term Loan Documents and Prepetition Indenture, (vi) maintain all exculpations of the Prepetition Credit Agreement Agent, Prepetition Term Loan Agent and Prepetition Trustee, (vii) enforce any rights and obligations owed to the Prepetition Credit Agreement Agent, Prepetition Term Loan Agent and Prepetition Trustee under the Cash Collateral Orders, this Plan, or the Confirmation Order, (viii) appear in these Chapter 11 Cases, and (ix) perform any functions that are necessary to effectuate any of the foregoing. For the avoidance of doubt, all indemnification obligations and expense reimbursement obligations of the Debtors arising under the Prepetition Credit Agreement, Prepetition Term Loan Documents and Prepetition Indenture in favor of the Prepetition Credit Agreement Agent, Prepetition Term Loan Agent and Prepetition Trustee, and each of their respective directors, officers, employees, agents, affiliates, controlling persons, and legal and financial advisors shall survive, remain in full force and effect, and be enforceable on and after the Effective Date and shall be enforceable through the exercise of the applicable charging lien or priority of payment against the Holders of Allowed Credit Agreement Claims and Allowed Term Loan Claims, as applicable, and distributions thereto.

If the record Holder of any SAE Holdings Interests is DTC or its nominee or another securities depository or custodian thereof, and such Interest is represented by a global security held by or on behalf of DTC or such other securities depository or custodian, then each beneficial owner of such Interest shall be deemed to have surrendered its Interest upon surrender of such global security by DTC or such other securities depository or custodian thereof.

F.	Corporate Action

Upon the Effective Date, all actions (whether to occur before, on, or after the Effective Date) contemplated by the Plan shall be deemed authorized and approved by the Court in all respects without any further corporate or equityholder action, including, as applicable: (1) the adoption and/or filing of the New Organizational Documents; (2) the authorization, issuance, and distribution of the New Equity; (3) appointment of the directors and officers for New Parent and the other Reorganized Debtors; (4) the Management Incentive Plan on the terms and conditions set forth in the MIP Term Sheet; (5) implementation of the Restructuring Transactions; and (6) all other actions contemplated by the Plan. Upon the Effective Date, all matters provided for in the Plan involving the corporate structure of New Parent and the other Reorganized Debtors, and any corporate action required by the Debtors, New Parent, or the other Reorganized Debtors in connection with the Plan (including any items listed in the first sentence of this paragraph) shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, or officers of the Debtors, New Parent or the other Reorganized Debtors, as applicable. On or (as applicable) before the Effective Date, the appropriate officers of the Debtors, New Parent, or the other Reorganized Debtors shall be authorized and directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effectuate the transactions contemplated by the Plan) in the name of and on behalf of New Parent and the other Reorganized Debtors, including the First Lien Exit Facility Documents, the Second Lien Exit Facility Documents, the New Organizational Documents, and any and all other agreements, documents, securities, and instruments relating to the foregoing, to the extent not previously authorized by the Court. The authorizations and approvals contemplated by this Article IV.F shall be effective notwithstanding any requirements under non-bankruptcy law or contract, including for any vote of shareholders or equityholders.

G.	New Organizational Documents

To the extent required under the Plan or applicable non-bankruptcy law, New Parent and the other Reorganized Debtors will, on or as soon as practicable after the Effective Date, file their respective New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in their respective states, provinces, or countries of incorporation in accordance with the corporate laws of the respective states, provinces, or countries of incorporation. Pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, the New Organizational Documents of the Reorganized Debtors will prohibit the issuance of non-voting equity securities and will comply with all other applicable provisions of section 1123(a)(6) of the Bankruptcy Code regarding the distribution of power among, and dividends to be paid to, different classes of voting securities. From and after the Effective Date, New Parent and the other Reorganized Debtors, as applicable, may amend and restate their respective New Organizational Documents and other constituent documents, as permitted by the laws of their respective states, provinces, or countries of incorporation and their respective New Organizational Documents.

On the Effective Date, the New Organizational Documents, substantially in the forms set forth in the Plan Supplement, shall be deemed to be valid, binding, and enforceable in accordance with their terms and provisions.

H.	Directors and Officers of the Reorganized Debtors

As of the Effective Date, the term of the current members of the board of directors, members or managers of each of the Debtors shall expire automatically, and the New Boards and the officers of each of the Reorganized Debtors shall be appointed in accordance with this Plan, the New Organizational Documents, and other constituent documents of each Reorganized Debtor. To the extent known, the initial New Parent Board shall be disclosed in the Plan Supplement.

Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will, to the extent known, disclose in advance of the Confirmation Hearing the identity and affiliations of any Person proposed to serve on the initial New Boards, as well as those Persons that will serve as an officer of New Parent or any of the Reorganized Debtors. To the extent any such director, member, manager or officer is an Insider, the nature of any compensation to be paid to such director, member, manager or officer will also be disclosed. Each such director, member, manager and officer shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents and other constituent documents of New Parent and each of the other Reorganized Debtors.

I.	Rights Offering

The Rights Offering shall be conducted by the Debtors and consummated on the terms and subject to the conditions set forth in the Rights Offering Procedures, the Backstop Agreement, and the Plan. To facilitate the Rights Offering, the First Lien Exit Facility Commitment Parties have, severally but not jointly, agreed to backstop the Rights Offering, subject to the terms and conditions set forth in the Backstop Agreement. The First Lien Exit Facility Commitment Parties’ obligation to consummate their backstop commitments shall be contingent upon all conditions set forth in the Backstop Agreement being satisfied or otherwise waived in accordance with the Backstop Agreement. Confirmation shall constitute Court approval of the Rights Offering (including the transactions contemplated thereby, and all actions to be undertaken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith).

In consideration for their commitments under the Backstop Agreement, the First Lien Exit Facility Commitment Parties shall each receive their Pro Rata share (measured by reference to the aggregate commitments of the First Lien Exit Facility Commitment Parties) of the First Lien Exit Facility Put Option Premium in accordance with the Backstop Agreement. The First Lien Exit Facility Commitment Parties’ commitments under the Backstop Agreement shall be treated as a put option, and the First Lien Exit Facility Put Option Premium shall be treated as remuneration for agreeing to enter into such put option, in each case for U.S. federal and applicable state and local income tax purposes. Upon the Effective Date, the First Lien Exit Facility Put Option Premium shall be immediately and automatically payable and issued.

After the Petition Date, (a) each Eligible Holder of a Credit Agreement Claim shall receive rights to subscribe for its Pro Rata share (measured by reference to the aggregate amount of Allowed Credit Agreement Claims and the aggregate amount of Allowed Term Loan Claims) of the term loans under the First Lien Exit Facility and of the New First Lien Exit Facility Equity; and (b) each Eligible Holder of a Term Loan Claim shall receive rights to subscribe for its Pro Rata share (measured by reference to the aggregate amount of Allowed Credit Agreement Claims and the aggregate amount of Allowed Term Loan Claims) of the term loans under the First Lien Exit Facility and of the New First Lien Exit Facility Equity. On the Effective Date, the Debtors shall consummate the Rights Offering.

J.	Effectuating Documents; Further Transactions

On and after the Effective Date, New Parent and each of the other Reorganized Debtors, the Reorganized Debtors’ officers, and the members of the New Boards are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan, including the New Equity, in the name of and on behalf of New Parent or the other Reorganized Debtors, without the need for any approvals, authorization, or consents except those expressly required pursuant to the Plan and the Restructuring Support Agreement.

K.	Exemption from Certain Taxes and Fees

Pursuant to, and to the fullest extent permitted by, section 1146(a) of the Bankruptcy Code, any issuance, transfer, or exchange of a Security (including, without limitation, of the New Equity) or transfer of property, in each case, pursuant to, in contemplation of, or in connection with, the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, sale or use tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any instruments of transfer or other relevant documents without the payment of any such tax, recordation fee, or governmental assessment.

L.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject in all respects to Article VIII hereof, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and such rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. A schedule of the Causes of Action known by the Debtors to be retained by the Reorganized Debtors will be included as part of the Plan Supplement. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Causes of Action against it as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against it. The Debtors or the Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Court order, including, without limitation, pursuant to Article VIII hereof, the Debtors or Reorganized Debtors, as applicable, expressly reserve all Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation. For the avoidance of doubt, in no instance will any Cause of Action preserved pursuant to this Article IV.L include any claim or Cause of Action with respect to, or against, a Released Party that is released pursuant to Article VIII.E or VIII.F or exculpated pursuant to Article VIII.G.

In accordance with section 1123(b)(3) of the Bankruptcy Code, except as otherwise provided herein, any Causes of Action that a Debtor may hold against any Entity shall vest in the applicable Reorganized Debtor. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Court.

M.	Director and Officer Liability Insurance

Notwithstanding anything in the Plan to the contrary, all of the Debtors’ D&O Liability Insurance Policies are treated as and deemed to be Executory Contracts under the Plan, and effective as of the Effective Date, the Reorganized Debtors shall be deemed to have assumed all D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order will constitute the Court’s approval of the Reorganized Debtors’ assumption of such D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair, or otherwise modify any Indemnification Obligations, and each Indemnification Obligation will be deemed and treated as an Executory Contract that has been assumed by the Reorganized Debtors under the Plan as to which no Proof of Claim need be Filed, and shall survive the Effective Date; provided, however, that effective as of the Effective Date, the Debtors shall be deemed to reject any Indemnification Obligations to Entities identified on the Schedule of Non-Released Entities.

N.	Management Incentive Plan

On the Effective Date, the Management Incentive Plan shall become effective and shall be implemented in accordance with the terms set forth in the MIP Term Sheet. All awards issued under the Management Incentive Plan, once converted, will be dilutive of all other New Equity issued pursuant to the Plan.

O.	Employee Benefits

Except as otherwise provided in the Plan or the Plan Supplement, subject to the consent of the Requisite Creditors all written employment, severance, retirement, and other similar employee-related agreements or arrangements in place as of the Effective Date with the Debtors, including any key employee incentive plans and/or key employee retention plans that may be approved by the Court in the Chapter 11 Cases and any items approved as part of the Confirmation Order, retirement income plans and welfare benefit plans, or discretionary bonus plans or variable incentive plans regarding payment of a percentage of annual salary based on performance goals and financial targets for certain employees, may be assumed by the Reorganized Debtors. All such agreements and arrangements that are assumed with the consent of the Requisite Creditors shall remain in place after the Effective Date, as may be amended by agreement between the beneficiaries of such agreements, plans, or arrangements, on the one hand, and the Debtors, with the consent of the Requisite Creditors, on the other hand, or, after the Effective Date, by agreement with the Reorganized Debtors, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans; provided that the foregoing shall not apply to any equity-based compensation, agreement, or arrangement existing as of the Petition Date. All such agreements and arrangements that are not assumed with the consent of the Requisite Creditors on or before the Effective Date shall be deemed rejected by the Debtors. Nothing in the Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans.

P.	Restructuring Expenses

The outstanding Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date (whether incurred prepetition or postpetition) shall be paid in full in Cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases, including pursuant to the Cash Collateral Orders or another order of the Court) in accordance with, and subject to the terms of, the Restructuring Support Agreement, the Backstop Agreement, and the Cash Collateral Orders, as applicable, and without the need for any further notice or approval by the Court or otherwise. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date, and such estimates shall be delivered to the Debtors at least five (5) Business Days prior to the anticipated Effective Date (or such shorter period as the Debtors may agree); provided, that such estimate shall not be considered an admission or limitation with respect to such Restructuring Expenses. Promptly following the Effective Date, final invoices for all Restructuring Expenses shall be submitted to the Reorganized Debtors, and either (i) any remaining unpaid Restructuring Expenses shall be paid by the Reorganized Debtors or (ii) the Consenting Creditors shall return any excess fees to the Reorganized Debtors. For the avoidance of doubt, the Restructuring Expenses shall not be paid into the Professional Fee Escrow Account, and shall be payable in full in accordance with this paragraph.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided herein, all Executory Contracts or Unexpired Leases will be deemed assumed and assigned to the Reorganized Debtors or their designated assignee in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, regardless of whether such Executory Contract or Unexpired Lease is set forth on the Schedule of Assumed Executory Contracts and Unexpired Leases, other than (in each case with the consent of the Requisite Creditors): (1) those that are identified on the Schedule of Rejected Executory Contracts and Unexpired Leases; (2) those that have been previously rejected by a Final Order; (3) those that are the subject of a motion to reject Executory Contracts or Unexpired Leases that is pending on the Effective Date; or (4) those that are subject to a motion to reject an Executory Contract or Unexpired Lease pursuant to which the requested effective date of such rejection is after the Effective Date.

Entry of the Confirmation Order shall constitute the Court’s order approving the assumptions, assumptions and assignments, or rejections, as applicable, of Executory Contracts or Unexpired Leases as set forth in the Plan or in the Schedule of Rejected Executory Contracts and Unexpired Leases and the Schedule of Assumed Executory Contracts and Unexpired Leases, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, assumptions, assumptions and assignments, or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Court. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Court on or after the Effective Date. Notwithstanding anything to the contrary in the Plan, the Debtors, with the consent of the Requisite Creditors, reserve the right to alter, amend, modify, or supplement the Schedule of Rejected Executory Contracts and Unexpired Leases at any time prior to the Effective Date on no less than three (3) days’ notice to the applicable non-Debtor counterparties.

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases

Counterparties to Executory Contracts or Unexpired Leases listed on the Schedule of Rejected Executory Contracts and Unexpired Leases shall be promptly served with a notice of rejection of Executory Contracts and Unexpired Leases. Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, if any, must be Filed with the Court within the earliest to occur of (1) thirty (30) days after the date of entry of an order of the Court (including the Confirmation Order) approving such rejection or (2) thirty (30) days after notice of any rejection that occurs after the Effective Date. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease that are not Filed within such time will be automatically Disallowed, forever barred from assertion, and shall not be enforceable against, as applicable, the Debtors, the Reorganized Debtors, the Estates, or property of the foregoing parties, without the need for any objection by the Debtors or the Reorganized Debtors or further notice to, or action, order, or approval of the Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or any Proof of Claim to the contrary. Claims arising from the rejection of the Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III.B.7 of the Plan.

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

At least fourteen (14) days before the Confirmation Hearing, in consultation with the Consenting Creditors, the Debtors shall distribute, or cause to be distributed, Cure Notices of proposed assumption or assumption and assignment and proposed amounts of Cure Claims to the applicable counterparties and the Requisite Creditors. Any objection by a counterparty to an Executory Contract or Unexpired Lease to the proposed assumption or assumption and assignment or related Cure Claim must be Filed, served and actually received by the Debtors and the Requisite Creditors at least seven (7) days before the Confirmation Hearing. In the event that, in consultation with the Consenting Creditors, any Executory Contract or Unexpired Lease is removed from the Schedule of Rejected Executory Contracts and Unexpired Leases after such time as the Cure Notices referred to above have been distributed, a separate Cure Notice of proposed assumption or assumption and assignment and the proposed amount of the Cure Claim with respect to such Executory Contract or Unexpired Lease will be sent promptly to the counterparty thereof and a hearing will be set to consider whether such Executory Contract or Unexpired Lease can be assumed or assumed and assigned.

Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or assumption and assignment or the proposed Cure Claim will be deemed to have assented to such assumption or assumption and assignment and the Cure Claim. Payment in Cash, on the Effective Date or as soon as reasonably practicable thereafter, to such counterparty of the amount set forth on the applicable Cure Notice shall, as a matter of law, satisfy any and all monetary defaults under the applicable Executory Contract or Unexpired Lease. In the event of a dispute regarding (1) the amount of any payments to cure such a default, (2) the ability of the Reorganized Debtors or any assignee, to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption or assumption and assignment, such dispute shall be resolved by a Final Order of the Court.

In any case, if the Court determines that the Allowed Cure Claim with respect to any Executory Contract or Unexpired Lease is greater than the amount set forth in the applicable Cure Notice, the Debtors or the Reorganized Debtors, as applicable, with the consent of the Requisite Creditors, will have the right to add such Executory Contract or Unexpired Lease to the Schedule of Rejected Executory Contracts and Unexpired Leases, in which case such Executory Contract or Unexpired Lease will be deemed rejected as of the Effective Date. After such Executory Contract or Unexpired Lease is added to the Schedule of Rejected Executory Contracts and Unexpired Leases, the applicable counterparty shall be served with a notice of rejection of its Executory Contract or Unexpired Lease.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before the date that the Debtors assume such Executory Contract or Unexpired Lease. Any Proofs of Claim Filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed Disallowed and expunged, without further notice to or action, order, or approval of the Court.

D.	Insurance Policies

Without limiting Article IV.M, all of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as and deemed to be Executory Contracts under the Plan. On the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments related thereto.

E.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed or assumed and assigned shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases, shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

F.	Reservation of Rights

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Schedule of Rejected Executory Contracts and Unexpired Leases, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors, or, after the Effective Date, the Reorganized Debtors, in each case with the consent of the Requisite Creditors, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter the treatment of such contract or lease.

G.	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

H.	Contracts and Leases Entered into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor will be performed by the applicable Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business. Accordingly, such contracts and leases that have not been rejected as of the date of Confirmation will survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in the Plan, on the Effective Date or as soon as reasonably practicable thereafter (or, if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes Allowed or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim (or such Holder’s affiliate), including any portion of a Claim that is an Allowed Claim notwithstanding that other portions of such Claim are a Disputed Claim, shall receive the full amount of the distributions that the Plan provides for Allowed Claims in each applicable Class. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII of the Plan. Except as otherwise provided in the Plan, Holders of Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

B.	Delivery of Distributions and Undeliverable or Unclaimed Distributions

1.	Delivery of Distributions

a.	Distribution Record Date

As of the close of business on the Distribution Record Date, the various transfer registers and loan registers for each of the Classes of Claims and Interests maintained by the Debtors, the Prepetition Credit Agreement Agent and the Prepetition Term Loan Agent, or their respective agents, shall be deemed closed, and the Debtors, the Reorganized Debtors, the Disbursing Agent, the Prepetition Credit Agreement Agent, and the Prepetition Term Loan Agent, as applicable, shall not be required to make any further changes in the record Holders of any of the Claims and Interests. The Debtors, the Reorganized Debtors, the Disbursing Agent, the Prepetition Credit Agreement Agent, and the Prepetition Term Loan Agent, as applicable, shall have no obligation to recognize any transfer of the Claims or Interests occurring on or after the Distribution Record Date, provided that subject to the requirements included in the Restructuring Support Agreement and the Rights Offering Procedures, any Holder of a Credit Agreement Claim or a Term Loan Claim may designate a Designated Affiliate to receive the distributions to be provided for hereunder to such Holder on account of such Claim so long as notice thereof is provided to the Disbursing Agent at least two (2) Business Days prior to the Effective Date.

b.	Delivery of Distributions in General

Except as otherwise provided herein, distributions to Holders of Allowed Claims shall be made to the Holders of record as of the Distribution Record Date by the Reorganized Debtors or the Disbursing Agent for all Claims entitled to receive a distribution under the Plan, as follows: (1) to the signatory at the address set forth on the last Proof of Claim Filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if the Debtors have been notified in writing of a change of address); (2) at the address set forth in any written notice of address changes delivered to the Reorganized Debtors after the Effective Date; (3) at the address reflected in the Schedules if no Proof of Claim has been Filed and the Reorganized Debtors have not received a written notice of a change of address; or (4) to any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf. Subject to this Article VI, distributions under the Plan on account of Allowed Claims shall not be subject to levy, garnishment, attachment, or like legal process, so that each Holder of an Allowed Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan. The Debtors and the Reorganized Debtors shall not incur any liability whatsoever on account of any distributions under the Plan except for gross negligence or willful misconduct.

c.	Delivery of Distributions to Prepetition Credit Agreement Lenders

Any and all distributions to Holders of Credit Agreement Claims as of the Distribution Record Date shall be governed by the Prepetition Credit Agreement. The Prepetition Credit Agreement Agent shall cooperate with the Debtors and the Reorganized Debtors (including the Disbursing Agent), at the sole expense of the Debtors or the Reorganized Debtors, as applicable, to enable the Debtors or the Reorganized Debtors (through the Disbursing Agent) to make such distributions, including providing, within three (3) Business Days following the Distribution Record Date, the Debtors or the Reorganized Debtors (including the Disbursing Agent) with a list of all Holders of Credit Agreement Claims as of the Distribution Record Date, including the address at which each such Holder is authorized to receive its distribution under the Plan and the amount of Credit Agreement Claims held by each such Holder, provided that subject to the requirements included in the Restructuring Support Agreement and the Rights Offering Procedures, any Holder of a Credit Agreement Claim may designate a Designated Affiliate to receive the distributions to be provided for hereunder to such Holder on account of such Claim so long as notice thereof is provided to the Disbursing Agent at least two (2) Business Days prior to the Effective Date.

d.	Delivery of Distributions to Prepetition Term Loan Lenders

Any and all distributions to Holders of Term Loan Claims as of the Distribution Record Date shall be governed by the Prepetition Term Loan Agreement. The Prepetition Term Loan Agent shall cooperate with the Debtors and the Reorganized Debtors (including the Disbursing Agent) to enable the Debtors or the Reorganized Debtors (through the Disbursing Agent) to make such distributions directly to such Holders, including providing, within three (3) Business Days following the Distribution Record Date, the Debtors or the Reorganized Debtors (including the Disbursing Agent) with a list of all Holders of Term Loan Claims as of the Distribution Record Date, including the address at which each such Holder is authorized to receive its distribution under the Plan and the principal amount of Term Loan Claims held by each such Holder (and the Prepetition Term Loan Agent is hereby authorized to provide such information to the Debtors, the Reorganized Debtors and the Disbursing Agent), provided that subject to the requirements included in the Restructuring Support Agreement and the Rights Offering Procedures, any Holder of a Term Loan Claim may designate a Designated Affiliate to receive the distributions to be provided for hereunder to such Holder on account of such Claim so long as notice thereof is provided to the Disbursing Agent at least two (2) Business Days prior to the Effective Date. The Prepetition Term Loan Agent shall not be required to act as Disbursing Agent with respect to any distributions of New Equity, rights under the Rights Offering, loans under the First Lien Exit Facility, or any other distributions under the Plan and shall have no responsibility or liability for such distributions.

2.	Minimum Distributions

No fractional shares of New Equity shall be distributed, and no Cash shall be distributed in lieu of such fractional shares of New Equity. When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in a fractional share of New Equity, the actual issuance shall reflect a rounding as follows: (a) fractions of one-half or greater shall be rounded to the next higher whole number, and (b) fractions of less than one-half shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of New Equity to be distributed pursuant to the Plan shall be adjusted as necessary to account for the foregoing rounding.

Holders of Allowed Claims entitled to distributions of $50.00 or less shall not receive distributions, and each Claim to which this limitation applies shall be discharged pursuant to Article VIII and its Holder shall be forever barred pursuant to Article VIII from asserting that Claim against the Reorganized Debtors or their property.

3.	Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Debtors or the Reorganized Debtors (including the Disbursing Agent), as applicable, shall have determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interests in property shall be property of the Reorganized Debtors without need for a further order by the Court (notwithstanding any applicable federal, provincial, or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder to such property or Interest in property shall be discharged and forever barred.

C.	Securities Registration Exemption

All shares of New Equity issued under the Plan will be issued to the fullest extent permitted by section 1145 of the Bankruptcy Code without registration under the Securities Act and any other applicable securities laws. Subject to any restrictions in the New Organizational Documents, these Securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, subject to certain exceptions if the Holder is an “underwriter” with respect to such Securities, as such term is defined in section 1145(b) of the Bankruptcy Code. In addition, Securities that are exempt pursuant to section 1145 of the Bankruptcy Code generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states. The New Equity underlying the Management Incentive Plan, the New Equity issued pursuant to the Rights Offering and the New Equity issued pursuant to the First Lien Exit Facility Put Option Premium will be issued pursuant to an available exemption from registration under the Securities Act and other applicable law. The New Equity underlying the Management Incentive Plan will be exempt from the registration requirements of the Securities Act pursuant to section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder (if available) and/or Rule 701 of the Securities Act, and will be “restricted securities” subject to resale restrictions under applicable securities laws, and may not be resold, exchanged, assigned or otherwise transferred except pursuant to registration, or an applicable exemption from registration, under the Securities Act and other applicable law, subject to any restrictions in the New Organizational Documents. The New Equity issued pursuant to the Rights Offering and the New Equity issued pursuant to the First Lien Exit Facility Put Option Premium will be exempt from the registration requirements of the Securities Act pursuant to section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder (if available) and will be “restricted securities” subject to resale restrictions under applicable securities laws, and may not be resold, exchanged, assigned or otherwise transferred except pursuant to registration, or an applicable exemption from registration, under the Securities Act and other applicable law, subject to any restrictions in the New Organizational Documents. Any Persons receiving “restricted securities” under the Plan should consult with their own counsel concerning the availability of an exemption from registration for resale of these securities under the Securities Act and other applicable law.

Should the Reorganized Debtors elect on or after the Effective Date to reflect any ownership of the New Equity through the facilities of DTC, and presuming DTC agrees to such request, the Reorganized Debtors need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the New Equity under applicable securities laws.

Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Equity issued under the Plan is exempt from registration and/or eligible for book-entry delivery, settlement, and depository services.

D.	Compliance with Tax Requirements

In connection with the Plan, to the extent applicable, the Debtors or the Reorganized Debtors, as applicable, shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Debtors or the Reorganized Debtors, as applicable, shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Debtors or the Reorganized Debtors, as applicable, reserve the right to allocate all distributions made under the Plan in compliance with applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

E.	Allocations

A Holder’s Pro Rata share of consideration distributed under the Plan (Cash or value) shall, to the extent permitted by applicable law, be allocated for income tax purposes to the principal amount of the Allowed Claim first and then, to the extent that the consideration exceeds the principal amount of the Allowed Claim, to the portion of such Allowed Claim representing accrued but unpaid interest.

F.	No Postpetition Interest on Claims

Unless otherwise specifically provided for in an order of the Court, the Plan, or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims or Interests and no Holder of a Claim or Interest shall be entitled to interest accruing on or after the Petition Date on any such Claim.

G.	Setoffs and Recoupment

The Debtors or the Reorganized Debtors, as applicable, may, but shall not be required to, set off against, or recoup from, any Claim against a Debtor of any nature whatsoever that the applicable Debtor may have against the claimant, but neither the failure to do so nor the allowance of any Claim against a Debtor hereunder shall constitute a waiver or release by the applicable Debtor of any such Claim it may have against the Holder of such Allowed Claim.

ARTICLE VII.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Allowance of Claims

On or after the Effective Date, the Reorganized Debtors shall have any and all rights and defenses the Debtors had with respect to any Claim immediately prior to the Effective Date. Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code, or the Court has entered a Final Order, including the Confirmation Order (when it becomes a Final Order), in the Chapter 11 Cases allowing such Claim.

B.	Claims and Interests Administration Responsibilities

Except as otherwise specifically provided in the Plan and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, after the Effective Date, the Reorganized Debtors, by order of the Court, shall have the sole authority: (1) to File, withdraw, or litigate to judgment objections to Claims; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Court.

C.	Estimation of Claims

Before or after the Effective Date, and in consultation with the Consenting Creditors, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Court estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether any party previously has objected to such Claim, and the Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during any appeal relating to such objection. In the event that the Court estimates any Disputed Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), and the Debtors or the Reorganized Debtors, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before twenty-one (21) days after the date on which such Claim is estimated. All of the aforementioned Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Court.

D.	Adjustment to Claims Without Objection

Any Claim that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted or expunged on the Claims Register without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Court.

E.	Disputed Claims Reserve

On or prior to the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall be authorized, in consultation with the Consenting Creditors and the Creditors’ Committee, to establish one or more Disputed Claims Reserves, which Disputed Claims Reserve(s) shall be administered by the Reorganized Debtors.

The Reorganized Debtors or the Disbursing Agent may, in their sole discretion, hold Cash in a Disputed Claims Reserve in trust for the benefit of the Holders of Claims ultimately determined to be Allowed after the Effective Date. The Reorganized Debtors shall distribute such amounts (net of any expenses, including any taxes relating thereto), as provided herein, as such Disputed Claims are resolved by a Final Order or agreed to by settlement, and such amounts will be distributable on account of such Disputed Claims as such amounts would have been distributable had such Disputed Claims been Allowed Claims as of the Effective Date.

F.	Time to File Objections to Claims

Subject to Article VII.B. above, any objections to Claims, which, prior to the Effective Date, may be Filed by any party, shall be Filed on or before the Claims Objection Deadline.

G.	Disallowance of Claims

Any Claims held by Entities from which property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims, until such time as such Causes of Action against that Entity have been settled or a Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Reorganized Debtors, as applicable.

Except as provided herein (including with respect to any counterparties to rejected Executory Contracts or Unexpired Leases who are required to File Proofs of Claim after the rejection of their contracts or leases), any and all Proofs of Claim or requests for payment of Administrative Claims, as applicable, Filed after the applicable Claims Bar Date, Administrative Claims Bar Date, Governmental Bar Date, and applicable deadline for Filing Proofs of Claim based on the Debtors’ rejection of Executory Contracts or Unexpired Leases, as applicable, shall be deemed Disallowed and expunged as of the Effective Date without any further notice to or action, order, or approval of the Court, and Holders of such Claims may not receive any distributions on account of such Claims, unless on or before the Confirmation Hearing such late Filed Claim has been deemed timely Filed by a Final Order.

H.	Amendments to Claims

After the Claims Bar Date, except as provided in the Plan or the Confirmation Order, a Claim may not be Filed or amended without the prior authorization of the Court and any such new or amended Claim Filed shall be deemed Disallowed in full and expunged without any further action, order, or approval of the Court.

I.	No Distributions Pending Allowance

No payment or distribution provided under the Plan shall be made to the extent that any Claim is a Disputed Claim, including if an objection to a Claim or portion thereof is Filed as set forth in Article VII, unless and until such Disputed Claim becomes an Allowed Claim; provided that any portion of a Claim that is an Allowed Claim shall receive the payment or distribution provided under the Plan thereon notwithstanding that any other portion of such Claim is a Disputed Claim.

J.	Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Court allowing any Disputed Claim becomes a Final Order, the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest, dividends, or accruals shall be paid to the Holder of such Allowed Claim on account of such Allowed Claim unless required under applicable bankruptcy law or as otherwise provided in herein.

ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Compromise and Settlement of Claims, Interests, and Controversies

As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, which distributions and other benefits shall be irrevocable and not subject to challenge upon the Effective Date, the provisions of the Plan, and the distributions and other benefits provided hereunder, shall constitute a good-faith compromise and settlement of all issues in respect of the Chapter 11 Cases (collectively, the “Settled Issues”), including, without limitation:

1.    the valuation of the Reorganized Debtors’ enterprise, including the value of any unencumbered assets;

2.    any dispute regarding the application of the equities of the case exception under section 552(b) of the Bankruptcy Code or surcharge under section 506(c) of the Bankruptcy Code in respect of the Credit Agreement Claims, Term Loan Claims and the Convertible Notes Claims;

3.    the amount of the Credit Agreement Claims, Term Loan Claims and the Convertible Notes Claims and such Holders’ Allowed Claims, and the validity and enforceability of the Liens securing such Claims;

4.    the amount of adequate protection claims held by the Prepetition Credit Agreement Lenders, Prepetition Term Loan Lenders and the Prepetition Convertible Noteholders under the Cash Collateral Orders;

5.    any challenges to Cash transfers;

6.    any challenges to transfers made by the Debtors to any related Entities or to any Holders of Credit Agreement Claims, Term Loan Claims, or Convertible Notes Claims;

7.    the releases, exculpations, and injunctions provided in the Plan; and

8.    any claims for payment of administrative expenses as a substantial contribution under section 503 of the Bankruptcy Code.

The Plan shall be deemed a motion to approve the good-faith compromise and settlement of all such Claims, Interests, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Court’s approval of the compromise and settlement of all such Claims, Interests, and controversies, as well as a finding by the Court that all such compromises and settlements are in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and are fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against, and Interests in, the Debtors and their Estates and Causes of Action against other Entities.

B.	Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan and the Plan Supplement, or in any contract, instrument, or other agreement or document created pursuant to the Plan and the Plan Supplement, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Interest has accepted the Plan. Any default or “event of default” by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the Filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

C.	Term of Injunctions or Stays

Unless otherwise provided herein or in a Final Order, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 362 of the Bankruptcy Code or otherwise and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date set forth in the order providing for such injunction or stay.

D.	Release of Liens

Except as otherwise specifically provided in the Plan, or in any other contract, instrument, agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions or other treatment made pursuant to the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Court and without any action or Filing being required to be made by the Debtors or the Reorganized Debtors. In addition, at the Debtors’ or Reorganized Debtors’ sole expense, the Prepetition Credit Agreement Agent, the Prepetition Term Loan Agent and the Prepetition Trustee shall execute and deliver all documents reasonably requested by the Reorganized Debtors, or the administrative agent or collateral agent for the First Lien Exit Facility or Second Lien Exit Facility to evidence the release of such mortgages, deeds of trust, Liens, pledges, and other security interests and shall authorize the Reorganized Debtors to file UCC-3 termination statements and other release documentation (to the extent applicable) with respect thereto.

E.	Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, their Estates, and the Reorganized Debtors from any and all Claims, Causes of Action, obligations, suits, judgments, damages, demands, losses, or liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), including any derivative claims, asserted on behalf of the Debtors, that the Debtors, their Estates or Affiliates, or the Reorganized Debtors or their Affiliates, would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the Debtors’ in- or out-of-court restructuring efforts, the Debtors’ intercompany transactions (including dividends paid), transactions pursuant and/or related to the Prepetition Credit Agreement, Prepetition Term Loan Documents, the Prepetition Indenture, the Prepetition Convertible Notes, the Cash Collateral Orders (and any payments or transfers in connection therewith), any Avoidance Actions, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Restructuring Support Agreement, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, or any Restructuring Transaction, contract, instrument, document, release, or other agreement or document (including any legal opinion regarding any such transaction, contract, instrument, document, release, or other agreement or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Restructuring Support Agreement, the Disclosure Statement, the Plan, the related agreements, instruments, and other documents (including the Definitive Documentation), the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the solicitation of votes with respect to this Plan, the administration and implementation of the Plan, including the issuance or distribution of Securities or other property pursuant to the Plan, the Definitive Documentation, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing. Notwithstanding anything to the contrary in the foregoing, (i) the releases set forth herein do not release any post-Effective Date obligations of any party or Entity under the Plan (including the documents contemplated by the Plan Supplement) or any of the Definitive Documentation, and (ii) nothing in this provision shall, nor shall it be deemed to, release any Released Party from any Claims or Causes of Action that are found, pursuant to a Final Order, to be the result of such Released Party’s gross negligence, actual fraud, or willful misconduct.

Entry of the Confirmation Order shall constitute the Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases by the Debtors set forth in this Article VIII.E, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Court’s finding that such releases are: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the claims released by such releases; (3) in the best interests of the Debtors and their Estates; (4) fair, equitable and reasonable; (5) given and made after due notice and opportunity for hearing; (6) an essential component of the Plan and the Restructuring Transactions; and (7) a bar to any of the Debtors or their Estates asserting any claim or cause of action released pursuant to such releases.

F.	Releases by Holders of Claims and Interests

As of the Effective Date, to the fullest extent of the law, each Releasing Party is deemed to have released and discharged each Released Party from any and all Claims, Causes of Action, obligations, suits, judgments, damages, demands, losses, or liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), including any derivative claims, asserted on behalf of the Debtors, that the Debtors, their Estates or Affiliates, or the Reorganized Debtors or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the Debtors’ in- or out-of-court restructuring efforts, the Debtors’ intercompany transactions (including dividends paid), transactions pursuant and/or related to the Prepetition Credit Agreement, the Prepetition Term Loan Documents, the Prepetition Indenture, the Prepetition Convertible Notes, the Cash Collateral Orders (and any payments or transfers in connection therewith), any Avoidance Actions, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Releasing Party, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Restructuring Support Agreement, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, or any Restructuring Transaction, contract, instrument, document, release, or other agreement or document (including any legal opinion regarding any such transaction, contract, instrument, document, release, or other agreement or the reliance by any Releasing Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Restructuring Support Agreement, the Disclosure Statement, the Plan, the related agreements, instruments, and other documents (including the Definitive Documentation), the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the solicitation of votes with respect to this Plan, the administration and implementation of the Plan, including the issuance or distribution of Securities or other property pursuant to the Plan, the Definitive Documentation, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing. Notwithstanding anything to the contrary in the foregoing, (i) the releases set forth herein do not release any post-Effective Date obligations of any party or Entity under the Plan (including the documents contemplated by the Plan Supplement) or any of the Definitive Documentation, and (ii) nothing in this provision shall, nor shall it be deemed to, release any Released Party from any Claims or Causes of Action that are found, pursuant to a Final Order, to be the result of such Released Party’s gross negligence, actual fraud, or willful misconduct.

Entry of the Confirmation Order shall constitute the Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases by Holders of Claims and Interests set forth in this Article VIII.F, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Court’s finding that such releases are: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the claims released by such releases; (3) in the best interests of the Debtors and their Estates; (4) fair, equitable and reasonable; (5) given and made after due notice and opportunity for hearing; (6) an essential component of the Plan and the Restructuring Transactions; and (7) a bar to any of the Releasing Parties asserting any claim or cause of action released pursuant to such releases.

G.	Exculpation

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any Claim, Cause of Action, obligation, suit, judgment, damage, demand, loss, or liability for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, Filing, or termination of the Restructuring Support Agreement and related prepetition transactions, the Restructuring Support Agreement, the Disclosure Statement, the Plan, the related agreements, instruments, and other documents (including the Definitive Documentation), the solicitation of votes with respect to this Plan, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Debtors’ in or out-of-court restructuring efforts, the Disclosure Statement, the Plan, the Restructuring Support Agreement, the related agreements, instruments, and other documents (including the Definitive Documentation), the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan, the related agreements, instruments, and other documents (including the Definitive Documentation), or any other related agreement, except for claims related to any act or omission that is determined in a Final Order to have constituted gross negligence, actual fraud, or willful misconduct, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties (to the extent applicable) have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

H.	Injunction

Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or Confirmation Order, all Entities who have held, hold, or may hold Claims or Interests that have been released pursuant to Article VIII.E or Article VIII.F of the Plan, discharged pursuant to Article VIII.B of the Plan, or are subject to exculpation pursuant to Article VIII.G of the Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Released Parties, or the Exculpated Parties: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (c) creating, perfecting, or enforcing any Lien or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan. Notwithstanding anything to the contrary in the foregoing, the injunction does not enjoin any party under the Plan or under any document, instrument, or agreement (including those attached to the Disclosure Statement or set forth in the Plan Supplement, to the extent finalized) executed to implement the Plan from bringing an action to enforce the terms of the Plan or such document, instrument, or agreement (including those attached to the Disclosure Statement or set forth in the Plan Supplement, to the extent finalized) executed to implement the Plan.

I.	Protection Against Discriminatory Treatment

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, or discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

J.	Recoupment

In no event shall any Holder of an Allowed Claim be entitled to recoup against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

K.	Subordination Rights

Any distributions under the Plan shall be received and retained free from any obligations to hold or transfer the same to any other Holder and shall not be subject to levy, garnishment, attachment, or other legal process by any Holder by reason of claimed contractual subordination rights. Any such subordination rights shall be waived, and the Confirmation Order shall constitute an injunction enjoining any Entity from enforcing or attempting to enforce any contractual, legal, or equitable subordination rights to property distributed under the Plan, in each case other than as provided in the Plan.

L.	Reimbursement or Contribution

If the Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of disallowance, such Claim shall be forever Disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent; or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONFIRMATION

AND CONSUMMATION OF THE PLAN

A.	Conditions Precedent to the Confirmation Date

It shall be a condition to Confirmation of the Plan that the following conditions shall have been satisfied (or waived pursuant to the provisions of Article IX.C hereof):

1.    The Court shall have approved in all material respects the compromise and settlement of all the Settled Issues, which approval shall be expressly included in the Confirmation Order;

2.     The Restructuring Support Agreement shall be in full force and effect and shall not have been terminated;

3.    The Plan, including any exhibits, schedules, amendments, modifications, or supplements thereto, shall be consistent with the Restructuring Support Agreement and shall have been Filed subject to the terms hereof;

4.    The Plan Supplement, including any exhibits, schedules, amendments, modifications, or supplements thereto, shall be consistent with the Restructuring Support Agreement and shall have been Filed subject to the terms hereof; and

5.    The Confirmation Order shall have been entered by the Court.

B.	Conditions Precedent to the Effective Date

It shall be a condition to Consummation of the Plan that the following conditions shall have been satisfied (or waived pursuant to the provisions of Article IX.C hereof):

1.    Entry of the Confirmation Order in a form and substance acceptable to the Requisite Creditors, and such order shall have become a Final Order that has not been stayed, modified, or vacated on appeal;

2.    The Debtors shall have complied in all material respects with their obligations under the Plan that are to be performed on or prior to the Effective Date

3.    All estimated Restructuring Expenses shall have been paid in full in Cash in accordance with Article IV.P hereof;

4.    All fees ordered to be paid pursuant to the Cash Collateral Orders, including the Consenting Creditors’ reasonable and documented professional fees and expenses, shall have been paid or will be paid prior to or contemporaneously with the Effective Date in accordance with the terms hereof and the Cash Collateral Orders;

5.    The Plan, including any exhibits, schedules, amendments, modifications, or supplements thereto, and inclusive of any amendments, modifications, or supplements made after the Confirmation Date but prior to the Effective Date, shall be in form and substance acceptable in all respects to the Debtors and the Requisite Creditors;

6.    The Plan Supplement, including any exhibits, schedules, amendments, modifications, or supplements thereto, and inclusive of any amendments, modifications, or supplements made after the Confirmation Date but prior to the Effective Date, shall be in form and substance acceptable in all respects to the Debtors and the Requisite Creditors;

7.    The First Lien Exit Facility Documents shall have been executed and delivered by all of the Entities that are parties thereto, and all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the consummation of the First Lien Exit Facility shall have been waived or satisfied in accordance with the terms thereof, and the closing and funding of the First Lien Exit Facility shall have occurred concurrently with the occurrence of the Effective Date;

8.    The Second Lien Exit Facility Documents shall have been executed and delivered by all of the Entities that are parties thereto, and all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the consummation of the Second Lien Exit Facility shall have been waived or satisfied in accordance with the terms thereof, and the closing of the Exit Facility shall be deemed to occur concurrently with the occurrence of the Second Lien Effective Date;

9.    All other Definitive Documentation shall be acceptable in all respects to the Requisite Creditors and executed in accordance with the terms hereof;

10.    The Rights Offering shall have been conducted in accordance in all material respects with the Rights Offering Procedures and the Backstop Agreement;

11.    All conditions precedent to the issuance of the New Equity, other than any conditions related to the occurrence of the Effective Date, shall have occurred;

12.    The New Organizational Documents shall be in form and substance acceptable in all respects to the Debtors and the Requisite Creditors and shall have been duly filed with the applicable authorities in the relevant jurisdictions;

13.    All governmental and third-party approvals and consents, including Court approval, necessary in connection with the transactions provided for in the Plan shall have been obtained, shall not be subject to unfulfilled conditions, and shall be in full force and effect, and all applicable waiting periods shall have expired without any action having been taken by any competent authority that would restrain or prevent such transactions;

14.    All documents and agreements necessary to implement the Plan, including any revised employment agreements, shall (a) have been tendered for delivery, (b) have been effected or executed by all Entities party thereto, and all conditions precedent to the effectiveness of such documents and agreements (other than any conditions related to the occurrence of the Effective Date) shall have been satisfied or waived pursuant to the terms of such documents or agreements (including, without limitation, the First Lien Exit Facility Documents and the Second Lien Exit Facility Documents), and (c) satisfy the consent requirements of the Backstop Agreement and the Restructuring Support Agreement, as applicable; and

15.    All Allowed Professional Fee Claims approved by the Court shall have been paid in full and the Professional Fee Escrow Account shall have been funded in the Professional Fee Reserve Amount.

C.	Waiver of Conditions

The conditions precedent to Confirmation of the Plan and to the Effective Date of the Plan set forth in this Article IX may be waived only by consent of the Debtors and the Requisite Creditors without notice, leave, or order of the Court or any formal action other than proceedings to confirm or consummate the Plan.

D.	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in section 1101(2) of the Bankruptcy Code, shall be deemed to occur on the Effective Date.

E.	Effect of Non-Occurrence of Conditions to the Confirmation Date or the Effective Date

If the Confirmation Date and/or the Effective Date do(es) not occur prior to termination of the Restructuring Support Agreement, the Plan shall be null and void in all respects and nothing contained in the Plan, the Disclosure Statement, or the Restructuring Support Agreement shall: (1) constitute a waiver or release of any Claims by or Claims against or Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, any Holders of a Claim or Interest or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Interests, or any other Entity in any respect.

ARTICLE X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments

Subject to the limitations contained herein and the terms of the Restructuring Support Agreement, the Debtors reserve the right to modify the Plan and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, those restrictions on modifications set forth in the Plan, and the terms of the Restructuring Support Agreement, the Debtors expressly reserve their right to alter, amend, or modify materially the Plan, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.

B.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan occurring after the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of the Plan

The Debtors, with the consent of the Requisite Creditors, reserve the right to revoke or withdraw the Plan with respect to any or all Debtors prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors, with the consent of the Requisite Creditors, revoke or withdraw the Plan, or if Confirmation and Consummation does not occur prior to the termination of the Restructuring Support Agreement, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (i) constitute a waiver or release of any Claims or Interests; (ii) prejudice in any manner the rights of the Debtors or any other Entity, including the Holders of Claims; or (iii) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Entity.

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Court shall retain jurisdiction over the Chapter 11 Cases and all matters, arising out of, or related to, the Chapter 11 Cases and the Plan to the fullest extent allowed by applicable law, including jurisdiction to:

1.    Allow, Disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or Unsecured status, or amount of any Claim against a Debtor, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections relating to any of the foregoing;

2.    decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals;

3.    resolve any matters related to: (a) the assumption, assignment, or rejection of any Executory Contract or Unexpired Lease and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Claims related to the rejection of an Executory Contract or Unexpired Lease, any Cure Claims, or any other matter related to such Executory Contract or Unexpired Lease; (b) the Debtors or the Reorganized Debtors, as applicable, amending, modifying, or supplementing, pursuant to Article V hereof, the Schedule of Assumed Executory Contracts and Unexpired Leases or the Schedule of Rejected Executory Contracts and Unexpired Leases; and (c) any dispute regarding whether a contract or lease is or was an Executory Contract or Unexpired Lease;

4.    ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

5.    adjudicate, decide, or resolve any motions, adversary proceedings, contested, or litigated matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6.    adjudicate, decide, or resolve any and all matters related to Causes of Action by or against a Debtor;

7.    adjudicate, decide, or resolve any and all matters related to sections 1141, 1145, and 1146 of the Bankruptcy Code;

8.    enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan, the Restructuring Support Agreement, and the Backstop Agreement, and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan, the Restructuring Support Agreement, or the Backstop Agreement;

9.    enter and enforce any order for the sale of property pursuant to section 363 or 1123 of the Bankruptcy Code;

10.    resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan or the Restructuring Support Agreement;

11.    issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

12.    resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the settlements, compromises, discharges, releases, injunctions, exculpations, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

13.    enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

14.    determine any other matters that may arise in connection with or relate to the Restructuring Support Agreement, the Backstop Agreement, the Plan, the Disclosure Statement, the Confirmation Order, or the Plan Supplement;

15.    adjudicate any and all disputes arising from or relating to distributions under the Plan or any transactions contemplated therein, including any Restructuring Transactions;

16.    consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Court order, including the Confirmation Order;

17.    determine requests for the payment of Claims entitled to priority pursuant to section 507 of the Bankruptcy Code;

18.    hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

19.    hear and determine all disputes involving the existence, nature, or scope of the release provisions set forth in the Plan, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

20.    enforce all orders previously entered by the Court;

21.    hear any other matter not inconsistent with the Bankruptcy Code;

22.    enter an order concluding or closing the Chapter 11 Cases; and

23.    enforce the injunction, release, and exculpation provisions set forth in Article VIII hereof;

provided, however, that the Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement that have a jurisdictional, forum selection or dispute resolution clause that refers disputes to a different court and any disputes concerning documents contained in the Plan Supplement that contain such clauses shall be governed in accordance with the provisions of such documents.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Subject to Article IX.A hereof and notwithstanding Bankruptcy Rule 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan, the final versions of the documents contained in the Plan Supplement, and the Confirmation Order shall be immediately effective and enforceable and deemed binding upon the Debtors or the Reorganized Debtors, as applicable, and any and all Holders of Claims or Interests (regardless of whether the Holders of such Claims or Interests are deemed to have accepted or rejected the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, and injunctions provided for in the Plan, each Entity acquiring property under the Plan or the Confirmation Order, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases. All Claims, Interests, and debts shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim, Interest, or debt has voted on the Plan.

B.	Additional Documents

On or before the Effective Date, with the consent of the Requisite Creditors and in accordance with the terms and conditions set forth in the Restructuring Support Agreement, the Debtors may File with the Court such agreements and other documents, in form and substance acceptable to the Requisite Creditors, as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors, with the consent of the Requisite Creditors, and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Dissolution of the Creditors’ Committee

On the Effective Date, the Creditors’ Committee shall dissolve automatically, and the respective members thereof shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases; provided that such dissolution shall not affect the standing of Professionals for the Creditors’ Committee to submit and prosecute requests for payment of Professional Fee Claims and any appeals thereof. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the Creditors’ Committee after the Effective Date other than Allowed Professional Fee Claims, whenever incurred including, without limitation, those incurred after the Effective Date in connection with the consummation and implementation of the Plan.

D.	Reservation of Rights

Prior to the Effective Date, neither the Plan, any statement or provision contained in the Plan, nor any action taken or not taken by any Debtor with respect to the Plan, the Disclosure Statement, the Confirmation Order, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests.

Prior to the Effective Date, neither the Plan, any statement or provision contained in the Plan, nor any action taken or not taken by any Holder of any Claim with respect to the Plan, the Disclosure Statement, the Confirmation Order, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any claimant with respect to any Claims or Interests.

E.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan or the Confirmation Order shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, manager, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

F.	Service of Documents

Any pleading, notice, or other document required by the Plan to be served on or delivered to the Debtors or Reorganized Debtors shall be served on:

Reorganized Debtors	SAExploration Holdings, Inc. 13645 N. Promenade Blvd. Stafford, TX 77477 Attn: Michael J. Faust

Attorneys to the Debtors	Porter Hedges LLP 1000 Main Street Houston, Texas 77002 Attn: John F. Higgins E. James Cowen

United States Trustee	Office of the United States Trustee for the Southern District of Texas 515 Rusk Street, Suite 3516 Houston, Texas 77002 Attn: Hector Duran

Counsel to Certain of the Consenting Creditors and First Lien Exit Facility Commitment Parties	Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 Attn: Andrew N. Rosenberg Brian Bolin Teresa Lii

G.	Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to section 105 or 362 of the Bankruptcy Code or any order of the Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

H.	Entire Agreement

Except as otherwise indicated, the Plan, the Confirmation Order, the Plan Supplement, the Restructuring Support Agreement, the First Lien Exit Facility Documents, and the Second Lien Exit Facility Documents supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

I.	Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at https://dm.epiq11.com/SAExploration or the Court’s website at www.txs.uscourts.gov.

J.	Nonseverability of Plan Provisions

If, prior to Confirmation, any term or provision of the Plan is held by the Court to be invalid, void, or unenforceable, the Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such terms or provision shall then be applicable as altered or interpreted, provided that any such alteration or interpretation shall be acceptable to the Debtors and the Requisite Creditors. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ and the Requisite Creditors’ consent; and (3) nonseverable and mutually dependent.

K.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors, the Consenting Creditors, the First Lien Exit Facility Commitment Parties, and each of the respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys of any of the foregoing will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, none of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

L.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Court to close the Chapter 11 Cases.

M.	Waiver or Estoppel

Each Holder of a Claim shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement or the Debtors or Reorganized Debtors’ right to enter into settlements was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Court or the Notice and Claims Agent prior to the Confirmation Date.

*    *    *    *

Respectfully submitted, as of the date first set forth above,

Dated: November 1, 2020	SAEXPLORATION HOLDINGS, INC. on behalf of itself and all other Debtors

/s/ Michael J. Faust
Michael J. Faust President and Chief Executive Officer 13645 N. Promenade Blvd. Stafford, TX 77477